Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-191832

PROSPECTUS

Research Solutions, Inc.

1,408,998 Shares

Common Stock

This prospectus relates to the resale of 1,408,998 shares of our common stock, by the selling stockholders identified in the selling stockholders tables beginning on page 15 of this prospectus (“Selling Stockholders”). We will not receive any proceeds from the sale of these shares by the Selling Stockholders.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions or in any other manner as described in the “Plan of Distribution” section of this prospectus. Information regarding the Selling Stockholders is provided under the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group Inc., under the symbol “RSSS”. On November 22, 2013, the closing price of our common stock was $1.97 per share.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at  5435 Balboa Blvd., Suite 202, Encino, California, telephone number 310-477-0354.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 5 of this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 5, 2013

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Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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ADVISEMENT

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the Securities and Exchange Commission (“SEC”) as well as all subsequent Quarterly Reports on Form 10-Q.   As used in this prospectus, unless the context otherwise requires, the words “we,” “us,” “our,” “the Company,” “Rsearch Solutions” and “Registrant” refer to Research Solutions, Inc. and its subsidiaries. Also, any reference to “common stock,” refers to our $0.001 par value common stock. The information contained herein is current as of the date of this prospectus, unless another date is specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements concerning projected net sales, costs and expenses and gross margins; our accounting estimates, assumptions and judgments; the demand for our products; the competitive nature of and anticipated growth in our industry; and our prospective needs for additional capital. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed in the section entitled “Risk Factors” of this prospectus. These forward-looking statements speak only as of the date the registration statement, of which this prosptectus is portion, was declared effective. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law. The risks discussed in this prospectus should be considered in evaluating our business and future financial performance.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus in evaluating our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Relating to Our Business

We have incurred significant losses, and may never achieve profitability. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of June 30, 2013, we had an accumulated deficit of $13,992,238. For our fiscal years ended June 30, 2013 and 2012, we earned net income of $191,922, and incurred a net loss of $6,532,289, respectively. As of September 30, 2013, we had an accumulated deficit of $14,135,185. For the three months ended September 30, 2013 and, September 30, 2012, we incurred net losses of $142,947 and $54,033, respectively. We cannot predict if we will be profitable. We may continue to incur losses for an indeterminate period of time and may be unable to sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to sustain or increase our profitability on a quarterly or annual basis.

The loss of one or both of our two largest customers would significantly reduce our revenues and adversely affect our results of operations.

Approximately 25% of our revenues for the year ended June 30, 2013, and approximately 21% of our revenues for the three months ended September 30, 2013 were derived from our two largest customers. Loss of either or both of these customers would significantly reduce our revenues, which would have a material adverse effect on our results of operations. We can provide no assurance that these customers will continue to place orders in the future.

The liquidation of one of our wholly owned subsidiaries could significantly reduce our revenues.

Approximately $10,300,599 or 22.6% of our revenue for the year ended June 30, 2013 was derived from our wholly owned subsidiary, Techniques Appliquées aux Arts Graphiques, S.p.A. or TAAG. Approximately $1,960,291, or 22.9% of our revenue for the three months ended September 30, 2013 was derived from our wholly owned subsidiary, TAAG. We believe that our current cash resources and cash flow from TAAG may not be sufficient to sustain TAAG operations for the next twelve months. In the event that TAAG is not able to secure additional financing, or we are not willing to continue to fund TAAG, TAAG may be forced to liquidate. In the event that TAAG liquidates we would lose a significant percentage of revenue which is currently attributable to TAAG.

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We depend on the services of Peter Victor Derycz, and the loss of his services could adversely affect our ability to achieve our business objectives.

Our success depends in part upon the continued service of Peter Victor Derycz, who is our President, Chief Executive Officer, and Chairman of the Board of Directors. Mr. Derycz is critical to the overall management of our company as well as to the development of our technologies, our culture and our strategic direction and is instrumental in developing and maintaining close ties with our customer base. Although we have entered into an employment agreement with Mr. Derycz, the agreement does not guarantee the service of Mr. Derycz for a specified period of time. We do not have key man insurance for Mr. Derycz. The loss of Mr. Derycz’s services could significantly delay or prevent the achievement of our business objectives. Consequently, the loss of Mr. Derycz’s services could adversely affect our business, financial condition and results of operations.

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

We rely heavily on our senior management team because they have substantial experience with our diverse service offerings and business strategies. In addition, we rely on our senior management team to identify internal expansion and external growth opportunities. Our ability to retain senior management and other key personnel is therefore very important to our future success.

We have employment agreements with our senior management, but these employment agreements do not ensure that they will not voluntarily terminate their employment with us. In addition, our key personnel are subject to non-solicitation and confidential information restrictions. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel would require the remaining key personnel to divert immediate attention to seeking a replacement. Competition for senior management personnel is intense, and fit is important to us. An inability to find a suitable replacement for any departing executive officer or key employee on a timely basis could adversely affect our ability to operate and grow our business.

We rely on our proprietary software systems, and our web sites and online networks, and a disruption, failure or security compromise of these systems may disrupt our business, damage our reputation and adversely affect our revenues and profitability.

Our proprietary software systems are critical to our business because they enable the efficient and timely service of a large number of customer orders. Similarly, we rely on our web sites, online networks, and email systems to deliver customer orders, and provide timely, relevant and dependable business information to our customers. Therefore, network or system shutdowns caused by events such as computer hacking, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as power outages, natural disasters and similar events, could have an adverse impact on our operations, customer satisfaction and revenues due to degradation of service, service disruption or damage to equipment and data.

In addition to shutdowns, our systems are subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information, including sensitive data maintained in our proprietary software systems and credit card information of our customers. As a result of the increasing awareness concerning the importance of safeguarding information, ongoing attempts to hack and misuse companies’ information, and legislation that continues to be adopted regarding the protection and security of information, information-related costs and risks are increasing.

Disruptions or security compromises of our systems could result in large expenditures to repair or replace such systems, to remedy any security breaches and protect us from similar events in the future. We also could be exposed to negligence claims or other legal proceedings brought by our customers or their clients, and we could incur significant legal expenses and our management’s attention may be diverted from our operations in defending ourselves against and resolving lawsuits or claims. In addition, if we were to suffer damage to our reputation as a result of any system failure or security compromise, our revenues and profitability could be adversely affected.

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Our failure to comply with the covenants contained in our loan agreement could result in an event of default that could adversely affect our financial condition and ability to operate our business as planned.

We have, and will continue to have, a line of credit. Our loan agreement contains, and any agreements to refinance our debt likely will contain, financial and restrictive covenants. Our failure to comply with these covenants may result in an event of default, which if not cured or waived, could result in the banks preventing us from accessing availability under our line of credit. If this were to occur we may not have sufficient cash resources to be able to continue our operations as planned. In addition, the indebtedness under our loan agreement is secured by a security interest in substantially all of our tangible and intangible assets, and therefore, if we are unable to repay such indebtedness the banks could foreclose on these assets and sell the pledged equity interests, which would adversely affect our ability to operate our business.

Our revenues have traditionally been concentrated among a few customers and if these large repeat customers choose to manage their research and marketing solution services with their own staff or with another provider and if we are unable to develop new customer relationships, our operating results and the ability to execute our growth strategy may be adversely affected.

Our operating results and ability to execute our growth strategy could be adversely affected if we lose business from our top repeat customers or we are unable to attract additional business from current or new customers for any reason, including any of the following: poor service, the loss of key employees, or the decision of our customers to perform research and marketing solution services with their own staff or with another provider. If any of these were to occur, it could reduce our cash flow and adversely affect the results of our operations.

Government regulations related to the Internet could increase our cost of doing business, affect our ability to grow or may otherwise negatively affect our business.

Governmental agencies and federal and state legislatures have adopted, and may continue to adopt, new laws and regulatory practices in response to the increasing use of the Internet and other online services. These new laws may be related to issues such as online privacy, copyrights, trademarks and service mark, sales taxes, fair business practices, domain name ownership and the requirement that our operating units register to do business as foreign entities or otherwise be licensed to do business in jurisdictions where they have no physical location or other presence. In addition, these new laws, regulations or interpretations relating to doing business through the Internet could increase our costs materially and adversely affect the revenues and results of operations.

Our growth strategy may require significant additional resources.

Our growth strategy will require us to significantly expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified personnel. We may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with our capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

We are subject to risks related to our foreign operations which could adversely affect our operations and financial performance.

We have a printing facility in France and sell our services worldwide. Foreign operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including: exposure to local economic conditions; exposure to local political conditions; currency exchange rate fluctuations; reliance of local management; and additional potential costs of complying with rules and regulations of foreign jurisdictions. Any adverse consequence resulting from the materialization of the foregoing risks would adversely affect our financial performance and results of operations.

Risks Relating to Ownership of Our Common Stock

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If a public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a public trading market for our common stock will be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

In addition, the market price for our common stock may be particularly volatile given our status as a relatively small company with a small and thinly-traded “public float” that could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

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Our common stock may be subject to significant price volatility which may have an adverse effect on your ability to liquidate your investment in our common stock.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of meaningful profits to date and uncertainty of future profits. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depends on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment might only occur if the market price of our common stock price appreciates.

Voting power of a significant percentage of our common stock is held by our president, chief executive officer and chairman, and his brother-in-law, who together are able to control or exercise significant influence over the outcome of matters to be voted on by our stockholders.

Peter Victor Derycz, our President, Chief Executive Officer, and Chairman of the Board of Directors, has voting power equal to approximately 24% of all votes eligible to be cast at a meeting of our stockholders. Paul Kessler, the brother-in-law of Mr. Derycz, exercises investment and voting control over the shares held by Bristol Investment Fund, Ltd., and has voting power equal to approximately 28% of all votes eligible to be cast at a meeting of our stockholders. As a result of their significant ownership interests, Mr. Derycz and Mr. Kessler together will be able to exercise significant influence with respect to the election of directors, and other matters submitted to a vote of all of our stockholders.

The exercise of outstanding options and warrants to purchase our common stock could substantially dilute your investment.

Under the terms of our outstanding options and warrants to purchase our common stock issued to employees and others, the holders are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of the options and/or warrants, could result in dilution in the interests of our other stockholders

The market price of our common stock and the value of your investment could substantially decline if our warrants or options are exercised and our common stock is issued and resold into the market, or if a perception exists that a substantial number of shares will be issued upon exercise of our warrants and option and then resold into the market.

If the exercise prices of our warrants or options are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon exercise of our warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential exercise of our warrants or options.

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Because we are subject to the “Penny Stock” rules, the level of trading activity in our common stock may be reduced.

Our common stock is quoted on the OTCQB. The last reported sale price per share of our common stock on November 18, 2013, was $2.10. As a result, our common stock constitutes a “Penny Stock.” Broker-dealer practices in connection with transactions in Penny Stocks are regulated by rules adopted by the Securities and Exchange Commission, or SEC. Penny Stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national exchanges). The Penny Stock rules require a broker-dealer, prior to a transaction in Penny Stocks not exempt from the rules, to deliver a standardized risk disclosure document that provides information about Penny Stocks and the nature and level of risks in the Penny Stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the Penny Stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly accounting statements showing the market value of each Penny Stock held in the customer’s account. In addition, the broker-dealer must make a special written determination that the Penny Stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a Penny Stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

Because our common stock is not listed on a national securities exchange, you may find it difficult to dispose of or obtain quotations for our common stock.

Our common stock is quoted on the OTCQB under the symbol “RSSS.” Because our stock is quoted on the OTCQB rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our company and have a material adverse effect on our business and stock price.

We produce our financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Further, Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting.

Testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock for existing stockholders as well as their percentage interest.

We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of “blank check” preferred stock although these amounts may change in the future subject to shareholder approval. Any additional stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

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Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 100,000,000 shares of common stock and 20,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors’ broad authority to determine voting, dividend, conversion, and other rights. As of September 30, 2013 we have issued and outstanding 17,121,298 shares of common stock and we have 4,956,068 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of September 30, 2013, we had no shares of preferred stock issued and outstanding. Accordingly, we are entitled to issue up to 77,922,634 additional shares of common stock and 20,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we would issue a large amount of additional securities to raise capital in order to further our development and marketing plans. It is also likely that would issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. The issuance of additional securities may cause substantial dilution to our shareholders.

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We depend on the services of Peter Victor Derycz, and the loss of his services could adversely affect our ability to achieve our business objectives.

Our success depends in part upon the continued service of Peter Victor Derycz, who is our President, Chief Executive Officer, and Chairman of the Board of Directors. Mr. Derycz is critical to the overall management of our company as well as to the development of our technologies, our culture and our strategic direction and is instrumental in developing and maintaining close ties with our customer base. Although we have entered into an employment agreement with Mr. Derycz, the agreement does not guarantee the service of Mr. Derycz for a specified period of time. We do not have key man insurance for Mr. Derycz. The loss of Mr. Derycz’s services could significantly delay or prevent the achievement of our business objectives. Consequently, the loss of Mr. Derycz’s services could adversely affect our business, financial condition and results of operations.

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

We rely heavily on our senior management team because they have substantial experience with our diverse service offerings and business strategies. In addition, we rely on our senior management team to identify internal expansion and external growth opportunities. Our ability to retain senior management and other key personnel is therefore very important to our future success.

We have employment agreements with our senior management, but these employment agreements do not ensure that they will not voluntarily terminate their employment with us. In addition, our key personnel are subject to non-solicitation and confidential information restrictions. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel would require the remaining key personnel to divert immediate attention to seeking a replacement. Competition for senior management personnel is intense, and fit is important to us. An inability to find a suitable replacement for any departing executive officer or key employee on a timely basis could adversely affect our ability to operate and grow our business.

We rely on our proprietary software systems, and our web sites and online networks, and a disruption, failure or security compromise of these systems may disrupt our business, damage our reputation and adversely affect our revenues and profitability.

Our proprietary software systems are critical to our business because they enable the efficient and timely service of a large number of customer orders. Similarly, we rely on our web sites, online networks, and email systems to deliver customer orders, and provide timely, relevant and dependable business information to our customers. Therefore, network or system shutdowns caused by events such as computer hacking, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as power outages, natural disasters and similar events, could have an adverse impact on our operations, customer satisfaction and revenues due to degradation of service, service disruption or damage to equipment and data.

In addition to shutdowns, our systems are subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information, including sensitive data maintained in our proprietary software systems and credit card information of our customers. As a result of the increasing awareness concerning the importance of safeguarding information, ongoing attempts to hack and misuse companies’ information, and legislation that continues to be adopted regarding the protection and security of information, information-related costs and risks are increasing.

Disruptions or security compromises of our systems could result in large expenditures to repair or replace such systems, to remedy any security breaches and protect us from similar events in the future. We also could be exposed to negligence claims or other legal proceedings brought by our customers or their clients, and we could incur significant legal expenses and our management’s attention may be diverted from our operations in defending ourselves against and resolving lawsuits or claims. In addition, if we were to suffer damage to our reputation as a result of any system failure or security compromise, our revenues and profitability could be adversely affected.

Our failure to comply with the covenants contained in our loan agreement could result in an event of default that could adversely affect our financial condition and ability to operate our business as planned.

We have, and will continue to have, a line of credit. Our loan agreement contains, and any agreements to refinance our debt likely will contain, financial and restrictive covenants. Our failure to comply with these covenants may result in an event of default, which if not cured or waived, could result in the banks preventing us from accessing availability under our line of credit. If this were to occur we may not have sufficient cash resources to be able to continue our operations as planned. In addition, the indebtedness under our loan agreement is secured by a security interest in substantially all of our tangible and intangible assets, and therefore, if we are unable to repay such indebtedness the banks could foreclose on these assets and sell the pledged equity interests, which would adversely affect our ability to operate our business.

10

Our revenues have traditionally been concentrated among a few customers and if these large repeat customers choose to manage their research and marketing solution services with their own staff or with another provider and if we are unable to develop new customer relationships, our operating results and the ability to execute our growth strategy may be adversely affected.

Our operating results and ability to execute our growth strategy could be adversely affected if we lose business from our top repeat customers or we are unable to attract additional business from current or new customers for any reason, including any of the following: poor service, the loss of key employees, or the decision of our customers to perform research and marketing solution services with their own staff or with another provider. If any of these were to occur, it could reduce our cash flow and adversely affect the results of our operations.

Government regulations related to the Internet could increase our cost of doing business, affect our ability to grow or may otherwise negatively affect our business.

Governmental agencies and federal and state legislatures have adopted, and may continue to adopt, new laws and regulatory practices in response to the increasing use of the Internet and other online services. These new laws may be related to issues such as online privacy, copyrights, trademarks and service mark, sales taxes, fair business practices, domain name ownership and the requirement that our operating units register to do business as foreign entities or otherwise be licensed to do business in jurisdictions where they have no physical location or other presence. In addition, these new laws, regulations or interpretations relating to doing business through the Internet could increase our costs materially and adversely affect the revenues and results of operations.

Our growth strategy may require significant additional resources.

Our growth strategy will require us to significantly expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified personnel. We may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with our capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

We are subject to risks related to our foreign operations which could adversely affect our operations and financial performance.

We have a printing facility in France and sell our services worldwide. Foreign operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including: exposure to local economic conditions; exposure to local political conditions; currency exchange rate fluctuations; reliance of local management; and additional potential costs of complying with rules and regulations of foreign jurisdictions. Any adverse consequence resulting from the materialization of the foregoing risks would adversely affect our financial performance and results of operations.

Risks Relating to Ownership of Our Common Stock

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If a public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a public trading market for our common stock will be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

In addition, the market price for our common stock may be particularly volatile given our status as a relatively small company with a small and thinly-traded “public float” that could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

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Our common stock may be subject to significant price volatility which may have an adverse effect on your ability to liquidate your investment in our common stock.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of meaningful profits to date and uncertainty of future profits. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depends on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment might only occur if the market price of our common stock price appreciates.

Voting power of a significant percentage of our common stock is held by our president, chief executive officer and chairman, and his brother-in-law, who together are able to control or exercise significant influence over the outcome of matters to be voted on by our stockholders.

Peter Victor Derycz, our President, Chief Executive Officer, and Chairman of the Board of Directors, has voting power equal to approximately 24% of all votes eligible to be cast at a meeting of our stockholders. Paul Kessler, the brother-in-law of Mr. Derycz, exercises investment and voting control over the shares held by Bristol Investment Fund, Ltd., and has voting power equal to approximately 28% of all votes eligible to be cast at a meeting of our stockholders. As a result of their significant ownership interests, Mr. Derycz and Mr. Kessler together will be able to exercise significant influence with respect to the election of directors, and other matters submitted to a vote of all of our stockholders.

The exercise of outstanding options and warrants to purchase our common stock could substantially dilute your investment.

Under the terms of our outstanding options and warrants to purchase our common stock issued to employees and others, the holders are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of the options and/or warrants, could result in dilution in the interests of our other stockholders

The market price of our common stock and the value of your investment could substantially decline if our warrants or options are exercised and our common stock is issued and resold into the market, or if a perception exists that a substantial number of shares will be issued upon exercise of our warrants and option and then resold into the market.

If the exercise prices of our warrants or options are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon exercise of our warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential exercise of our warrants or options.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our common stock may be reduced.

Our common stock is quoted on the OTCQB. The last reported sale price per share of our common stock on October 15, 2013, was $1.41. As a result, our common stock constitutes a “Penny Stock.” Broker-dealer practices in connection with transactions in Penny Stocks are regulated by rules adopted by the Securities and Exchange Commission, or SEC. Penny Stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national exchanges). The Penny Stock rules require a broker-dealer, prior to a transaction in Penny Stocks not exempt from the rules, to deliver a standardized risk disclosure document that provides information about Penny Stocks and the nature and level of risks in the Penny Stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the Penny Stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly accounting statements showing the market value of each Penny Stock held in the customer’s account. In addition, the broker-dealer must make a special written determination that the Penny Stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a Penny Stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

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Because our common stock is not listed on a national securities exchange, you may find it difficult to dispose of or obtain quotations for our common stock.

Our common stock is quoted on the OTCQB under the symbol “RSSS.” Because our stock is quoted on the OTCQB rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our company and have a material adverse effect on our business and stock price.

We produce our financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Further, Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting.

Testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock for existing stockholders as well as their percentage interest.

We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of “blank check” preferred stock although these amounts may change in the future subject to shareholder approval. Any additional stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 100,000,000 shares of common stock and 20,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors’ broad authority to determine voting, dividend, conversion, and other rights. As of June 30, 2013 we have issued and outstanding 16,970,465 shares of common stock and we have 5,256,900 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of June 30, 2013, we had no shares of preferred stock issued and outstanding. Accordingly, we are entitled to issue up to 77,772,635 additional shares of common stock and 20,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we would issue a large amount of additional securities to raise capital in order to further our development and marketing plans. It is also likely that would issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. The issuance of additional securities may cause substantial dilution to our shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive up to $2,353,330 upon the exercise of warrants in the event they are all exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for general corporate purposes.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at the prevailing market prices, privately negotiated prices, or in any other fashion and manner as described in the section of this Prospectus entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 1,408,998 shares of our common stock, which amount, includes, common shares issuable upon the exercise of warrants held by the Selling Stockholders.

The Selling Stockholders may exercise their warrants at any time in their sole discretion. Set forth below is information, to the extent known to us, the name of each Selling Stockholders and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The tables below assumes that each Selling Stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each Selling Stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer. Additionally, unless stated in the footnotes, to our knowledge, any Selling Shareholder who is an associated or affiliated person of a broker-dealer, as identified herein, purchased the securities in the ordinary course of business and at the time of purchase, had no agreement or understandings, directly or indirectly, with any person, to distribute the securities. We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

February 2011 Offering

We are registering 390,000 common shares underlying warrants issued in connection with our February 2011 offering (“February Offering”) of which: (i) 300,000 shares underlie warrants issued to investors in the offering and (ii) 90,000 shares underlie warrants issued to our placement agents as compensation. The warrants have a term of three years and an exercise price of $3.00. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends, subsequent rights offerings and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are also callable in the event that certain conditions are met, including our common stock trading above $6.00. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

Inducement Warrant Shares

We are registering 419,000 common shares issued in connection with the cash exercise of Inducement Warrants. During November and December of 2010 we accepted unsolicited offers made to us on behalf of certain holders of the common stock purchase warrants initially issued on December 22, 2006. Pursuant to the offers, the holders offered to exercise their warrants for cash if we agreed to issue an additional one-half common stock purchase warrant for each warrant exercised (“Inducement Warrant”). The Inducement Warrants had an exercise price of $2.00 per share of common stock and expired on November 17, 2013.

Consultant Warrants

We are registering 599,998 shares underlying warrants issued in 2010 to consultants in exchange for services (“Consulting Warrants”). Of the Consulting Warrants: (i) 333,331 have an exercise price of $1.75, and (ii) 266,667 have an exercise price of $2.25 per share. Of the Consulting Warrants, 199,998 warrants with an exercise price of $1.75 expire on October 29, 2014 and the balance of the Consultant Warrants expire on December 21, 2014. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

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	Securities Beneficially Owned Before Sale (1)				Securities Beneficially Owned After Sale (2)
Selling Shareholder	Shares Held Outright	Warrants/ Options	Shares being registered	% of Class	Amount	% of Class
Bristol Investment Fund Ltd (3)	4,783,910	-	162,500	*	4,621,410	26.35%
John B. Davies (4)	40,500	7,000	7,000	*	40,500	*
Canyons Trust D/T/D 12-18-06 (5)	128,500	-	100,000	*	28,500	*
High Tide LLC (6)	86,253	25,000	25,000	*	86,253	*
The Muhl Family Trust est. October 11, 1995 (7)	95,000	5,000	5,000	*	95,000	*
Bank Insinger (8)	31,500	-	6,500	*	25,000	*
G. Tyler Runnels and Jasmine Niklas Runnels TTEE The Runnels Family Trust DTD 1/11/2000 (9)	718,700	21,750	21,750	*	718,700	4.10%
Alpha Capital Anstalt (10)	100,000	-	100,000	*	-	*
TR Winston & Company, LLC (11)	195,536	88,920	88,920	*	195,536	1.11%
John M. Macaluso Revocable Trust (12)	278,500	-	50,000	*	228,500	1.30%
Aaron A. Grunfeld (13)	4,000	1,000	1,000	*	4,000	*
Charles B. Runnels, III (14)	10,000	2,500	2,500	*	10,000	*
Michelle and Cyrus Hadidi Revocable Trust dated December 6, 2010 (15)	100,000	25,000	25,000	*	100,000	*
Harold Wine (16)	33,000	8,250	8,250	*	33,000	*
Shelley Wine (17)	12,000	3,000	3,000	*	12,000	*
Fink Family Trust (18)	8,000	2,000	2,000	*	8,000	*
Golden Tiger Group, LLC (19)	-	25,000	25,000	*	-	*
Jean D. Adams TTEE Jean D. Adams Trust DTD 03-04-1999 (20)	4,000	1,000	1,000	*	4,000	*
JHS, LLC (21)	-	5,000	5,000	*	-	*
Kirk Fernandez (22)	100,000	25,000	25,000	*	100,000	*
Law Offices of Aaron A. Grunfeld & Assocs Defined Benefit Pension Plan (23)	4,000	1,000	1,000	*	4,000	*
Lawrence Chimerine (24)	-	5,000	5,000	*	-	*
The Linda Pastel Revocable Trust UAD (25)	50,000	12,500	12,500	*	50,000	*
Cindy Sumichrast (26)	-	2,500	2,500	*	-	*
Martin A. Sumichrast as cust. For Isabelle M. Sumichrast, UGMA UTMA (27)	-	1,250	1,250	*	-	*
Martin A. Sumichrast as cust. For Martin A. Sumichrast, II, UGMA UTMA (28)	-	1,250	1,250	*	-	*
Martin A. Sumichrast as cust. For Andrew T. Sumichrast, UGMA UTMA (29)	-	1,250	1,250	*	-	*
Martin A. Sumichrast as cust. For Caroline Grace Sumichrast, UGMA UTMA (30)	-	1,250	1,250	*	-	*
Pacific Capital Management LLC (31)	-	25,000	25,000	*	-	*
Ralph Olson (32)	16,100	2,500	2,500	*	16,100	*
Steven B Dunn and Laura Dunn Rev Trust D 10/28/10 Steven B & Laura Dunn TTEES (33)	107,500	25,000	25,000	*	107,500	*
IRA FBO J. Steven Emerson Pershing LLC as Custodian ROTH Account (34)	86,265	62,500	62,500	*	86,265	*
Steve Gubner (35)	10,000	2,500	2,500	*	10,000	*
Benjamin Hill (36)	3,000	540	540	*	3,000	*
Brandon Hill (37)	3,000	540	540	*	3,000	*
Potomac Investments, LLC (38)	-	399,999	399,999	*	-	*
Raul Silvestre (39)	115,862	199,999	199,999	*	115,862	*
Total	7,125,126	989,998	1,408,998		6,706,126	0.00%

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* Represents less than 1%

**Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)         Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 17,121,298 common shares outstanding as of October 15, 2013.

(2)         Assumes the sale of all share being registered.

(3)         The shares being registered include 162,500 shares issued upon the exercise of Inducement Warrants. Paul Kessler, as manager of Bristol Capital Advisors, LLC ("BCA"), the investment advisor to Bristol Investment Fund, Ltd. ("Bristol"), has voting and dispositive control with respect to the securities being offered. Mr. Kessler disclaims beneficial ownership of these securities. Bristol is deemed an affiliate of the Company.

(4)         The shares being registered include 7,000 shares underlying warrants issued in our February 2011 Offering.

(5)          The shares being registered include 100,000 shares issued upon exercise of Inducement Warrants. James F. Heekin, Jr., as the Trustee, and Jason S. Rimes, as the Co-Trustee, have voting and dispositive control with respect to the securities being offered.

(6)          The shares being registered include 25,000 shares underlying warrants issued in our February 2011 offering. G. Tyler Runnels has voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of TR Winston & Company, LLC, a broker-dealer.

(7)         The shares being registered include 5,000 shares underlying warrants issued in our February 2011 Offering. Philip Muhl, as trustee, has voting and dispositive control with respect to the securities being offered.

(8)         The shares being registered include 6,500 shares issued upon the exercise of Inducement Warrants. David Mun Gavin has voting and dispositive control with respect to the securities being offered.

(9)         The shares being registered include 21,750 shares underlying warrants issued in our February 2011 Offering. G. Tyler Runnels, as trustees, have voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of TR Winston & Company, LLC, a broker-dealer.

(10)        The shares being registered include 100,000 shares issued upon exercise of Inducement Warrants. Konrad Ackerman has voting and dispositive control with respect to the securities being offered.

(11)       The shares being registered include 88,920 shares underlying placement agent warrants issued as compensation in our February 2011 Offering. T.R. Winston & Company is a registered broker-dealer. Tyler Runnels has voting and dispositive control with respect to the securities being offered.

(12)       The shares being registered include 50,000 shares issued upon the exercise of Inducement Warrants. John M. Macaluso, as trustee, has voting and dispositive control with respect to the securities being offered.

(13)       The shares being registered include 1,000 shares underlying warrants issued in our February 2011 Offering.

(14)       The shares being registered include 2,500 shares underlying warrants issued in our February 2011 Offering.

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(15)       The shares being registered include 25,000 shares underlying warrants issued in our February 2011 Offering. Cyrus Hadidi, as trustee, has voting and dispositive control with respect to the securities being offered.

(16)       The shares being registered include 8,250 shares underlying warrants issued in our February 2011 Offering.

(17)       The shares being registered include 3,000 shares underlying warrants issued in our February 2011 Offering.

(18)       The shares being registered include 2,000 shares underlying warrants issued in our February 2011 Offering. Marvin Fink has voting and dispositive control with respect to the securities being offered.

(19)       The shares being registered include 25,000 shares underlying warrants issued in our February 2011 Offering. John W. Galuchie, as manager, has voting and dispositive control with respect to the securities being offered. Mr. Galuchie is an associated person of TR Winston & Company, LLC, a broker-dealer.

(20)       The shares being registered include 1,000 shares underlying warrants issued in our February 2011 Offering. Jean D. Adams, as trustee, has voting and dispositive control with respect to the securities being offered.

(21)       The shares being registered include 5,000 shares underlying warrants issued in our February 2011 Offering. John Scardino, manager, has voting and dispositive control with respect to the securities being offered.

(22)       The shares being registered include 25,000 shares underlying warrants issued in our February 2011 Offering.

(23)       The shares being registered include 1,000 shares underlying warrants issued in our February 2011 Offering. Aaron Grunfeld has voting and dispositive control with respect to the securities being offered.

(24)       The shares being registered include 5,000 shares underlying warrants issued in our February 2011 Offering.

(25)       The shares being registered include 12,500 shares underlying warrants issued in our February 2011 Offering. Linda Pastel, as trustee, has voting and dispositive control with respect to the securities being offered.

(26)       The shares being registered include 2,500 shares underlying warrants issued in our February 2011 Offering.

(27)       The shares being registered include 1,250 shares underlying warrants issued in our February 2011 Offering. Martin Sumichrast has voting and dispositive control with respect to the securities being offered.

(28)       The shares being registered include 1,250 shares underlying warrants issued in our February 2011 Offering. Martin Sumichrast has voting and dispositive control with respect to the securities being offered.

(29)       The shares being registered include 1,250 shares underlying warrants issued in our February 2011 Offering. Martin Sumichrast has voting and dispositive control with respect to the securities being offered.

(30)       The shares being registered include 1,250 shares underlying warrants issued in our February 2011 Offering. Martin Sumichrast has voting and dispositive control with respect to the securities being offered.

(31)       The shares being registered include 25,000 shares underlying warrants issued in our February 2011 Offering. John Glaser, manager, has voting and dispositive control with respect to the securities being offered.

(32)       The shares being registered include 2,500 shares underlying warrants issued in our February 2011 Offering.

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(33)       The shares being registered include 25,000 shares underlying warrants issued in our February 2011 Offering. Steven B. Dunn, as trustee, has voting and dispositive control with respect to the securities being offered.

(34)       The shares being registered include 62,500 shares underlying warrants issued in our February 2011 Offering. Steven Emerson has voting and dispositive control with respect to the securities being offered.

(35)       The shares being registered include 2,500 shares underlying warrants issued in our February 2011 Offering.

(36)       The shares being registered include 540 shares underlying placement agent warrants issued as compensation in our February 2011 Offering. Benjamin Hill is an associated person of Galt Financial, a broker-dealer.

(37)       The shares being registered include 540 shares underlying placement agent warrants issued as compensation in our February 2011 Offering. Brandon Hill is an associated person of Galt Financial, a broker-dealer.

(38)       The shares being registered underlie consultant warrants issued in 2010. Ralph Olson has voting and dispositive control with respect to the securities being offered.

(39)       The shares being registered underlie consultant warrants issued in 2010.

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PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

As of November 25, 2013, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.001; and

•	20,000,000 shares of “blank check” preferred stock, par value $0.001.

As of November 25, 2013, there were 17,551,981 shares of common stock issued and outstanding and no shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Nevada Revised Statute (“Nevada Law”).

Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our articles of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our articles of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares.  The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of those shares.  The rights of the holders of common stock will be subject to and may be affected adversely by the rights of the holders of any preferred stock that may be issued in the future.  Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of the Board of Directors more difficult.  No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued

Outstanding Warrants

As of November 25, 2013, we had an aggregate of 1,294,998 common stock purchase warrants issued and outstanding with a range of exercise prices from $1.19 to $4.00 per share and a weighted average exercise price of $2.11 per share. Of our outstanding warrants, we are registering the common shares underlying 989,998 warrants. For a further description of such warrants, please refer to the section of this prospectus entitled “Selling Stockholders” as well as the following table, consisting of:

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Description of Securities	Exercise Price	Expiration Date	Price Adjustment	Callable

February Offering Warrants
390,000 Warrants	$3.00	2/14/2014	Stock Splits, Dividends, Subsequent Rights Offerings, Pro Rata Distributions and Fundamental Transactions	Yes
Consultant Warrants
199.998	$1.75	10/29/2014	Stock Splits and Dividends	No
133,333	$1.75	12/21/2014	Stock Splits and Dividends	No
266,667	$2.25	12/21/2014	Stock Splits and Dividends	No

Options

As of November 25, 2013, we had an aggregate of 1,884,370 common stock purchase options issued and outstanding with a weighted average exercise price of $1.30 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of Nevada Law and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada anti-takeover statutes.

We may become subject to Nevada's control share acquisition laws (Nevada Revised Statutes 78.378 -78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada's Control Share Acquisition Act if the company has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation's management or policies.

Bylaws.

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our Directors. Any bylaw provision adopted by the Board of Directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitation as to who may call special meetings as well as require advance notice of shareholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

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Authorized but Unissued Shares.

Our authorized but unissued shares of common stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our Board of Directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 20,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the Board acting alone and without approval of our shareholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions.

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws, unless a corporation's articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our Board of Directors can amend our bylaws and we can, with the approval of our shareholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company, LLP is 6201 15th Avenue, Brooklyn , New York, 11219 and the phone number is (718) 921-8200.

DESCRIPTION OF BUSINESS

Research Solutions, Inc. was incorporated in the State of Nevada on November 2, 2006.  On March 4, 2013, we consummated a merger with DYSC Subsidiary Corporation, our wholly-owned subsidiary, pursuant to which we, in connection with such merger, amended our Articles of Incorporation to change our name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.). Research Solutions, Inc. is a publicly traded holding company with three wholly owned subsidiaries: Reprints Desk, Inc., a Delaware corporation (“Reprints Desk”); Reprints Desk Latin America S. de R.L. de C.V, an entity organized under the laws of Mexico; and Techniques Appliquées aux Arts Graphiques, S.p.A. (“TAAG”), an entity organized under the laws of France.

Our mission is to provide research solutions that facilitate the flow of information from the publishers of scientific, technical, and medical (“STM”) content to enterprise customers in life science and other research intensive organizations around the world. We provide customers with access to hundreds of thousands of newly published articles each year in addition to the tens of millions of existing articles that have been published in the past, helping them to identify the most useful and relevant content for their activities. In addition to serving end users of content, we also serve STM publishers by insuring compliance with applicable copyright laws. We have developed proprietary software and Internet-based interfaces that allow customers to find, electronically receive and legally use the content that is critical to their research.

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We provide three types of solutions to our customers: research solutions, marketing solutions, and printing solutions.

Research Solutions

Researchers and regulatory personnel in life science and other research intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as “Single Article Delivery” or “Document Delivery.” We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have developed proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and maximize the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific information. In some cases, our proprietary software allows us to fully automate the order fulfillment process. Our services alleviate the need for our customers to develop internal systems or contact multiple content publishers in order to obtain the content that is critical to their research.

Marketing Solutions

Marketing departments in life science and other research intensive organizations generally require large quantities of printed copies of published STM journal articles called “Reprints.” They generally supply Reprints to doctors who may prescribe their products and at conferences. We are responsible for the printing and delivery of Reprint orders, and we also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. Whenever possible, we utilize TAAG for printing and logistics. Electronic copies, called “ePrints,” are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increase the efficiency of our customers’ content purchases by transitioning from paper Reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life sciences industry.

Printing Solutions

Our printing solutions, exclusively performed by TAAG, our French operating subsidiary, include a variety of hard copy, professionally printed materials that are used for retail and marketing purposes, including Reprints, as well as regulatory sensitive marketing materials and clinical trial kits.

Target Markets and Customers

The size of the markets in which we operate is difficult to estimate because they are a small subset of the larger information services and STM publishing industries, and specific financial information is not readily available. We currently place emphasis on the life sciences industry with a focus in the pharmaceutical, biotechnology and medical device industries. We believe that we have a small fraction of the total available market and believe that the total available market can be expanded and more heavily penetrated.

Two or our customers generated approximately, 25% of our revenues for the year ended June 30, 2013. As a result, the loss of either or both of these customers would cause a significant reduction in our revenues and affect our profitability.

Competitive Strengths

We believe that we possess the following competitive strengths:

Services and Technology

We have developed proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and maximize the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific information. Our systems integrate into our customers’ corporate intranets and workflows through the Internet, web services and other integration mechanisms. Our services alleviate the need for our customers to develop internal systems or contact multiple content publishers in order to obtain the content that is critical to their research.

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Our services are configured to our customers’ needs and provide a personalized yet turnkey solution that covers the full spectrum of customer requirements; from identifying and locating articles, to ensuring copyright compliance, maximization of information resources already owned, electronic storage and monitoring, tracking usage, and automating end-user authentication. We continue to seek ways to enhance the performance of our existing proprietary software and systems and to develop and implement new technologies that expand the available methods of seeking and obtaining content. We currently offer the following proprietary software and systems:

•	Article Galaxy — a journal article platform that improves processes and spending related to evidence-based promotions and STM research. Article Galaxy was named a Top-100 trend-setting product in 2012 after a review of more than 600 individual products by KMWorld Magazine editors, analysts, integrators and users. Each and every company whose products were chosen as Trend-Setting Products is acknowledged for its willingness to listen and serve its customers in useful and innovative ways.

•	Bibliogo™ — a web app that enables secure scientific collaboration and discovery. Bibliogo™ was named the sole 2012 winner in the Best Online Science or Technology Service category by the Software & Information Industry Association (SIIA).

•	Article Viewer — a mobile-web app that allows customers and our publishing partners to protect their copyrighted content and support their marketing needs.

 Experienced Management Team

Our management team has over 100 years of combined experience in the information services and STM publishing industries. Further, our CEO has been an innovator in the space for over 20 years.

Customer Loyalty

The majority of our revenues come from repeat customers. A recent study performed by Outsell, an industry research and advisory firm, ranked Reprints Desk first in customer satisfaction (depth and breadth of coverage, fair pricing, and ease of doing business) and loyalty (intention to renew or continue service, and willingness to recommend the service to others). A copy of the Outsell study can be viewed online at http://info.reprintsdesk.com/Portals/28841/docs/outselldocdel-rd.pdf.

Industry Presence and Established Relationships

We have an established presence and network of contacts with our customers, STM publishing partners, and others in the information services space. We have existing non-exclusive arrangements with numerous content publishers that allow us to distribute their content.

Promotion

We employ a focussed and offense-oriented marketing approach to challenge existing competition. We invest in vertical integration and channel relationships to increase the value we provide to customers, extend our promotional reach, and decrease customer acquisition costs. We anticipate growth coming from cross-selling into our existing customer base, penetrating new market verticals, and by generating market demand and preference from both existing and new customers. In customer acquisitions, we rely on sales promotion to sell to large enterprise accounts and marketing communications to more efficiently recruit small-to-medium and geographically-dispersed enterprises. The promotional mix of tactics we utilize includes: advertising, events, direct response and integrated marketing campaigns, public relations and content publicity, search engine optimization and marketing, thought leadership programs, channel alliances training, and analyst relations. In addition, a portion of our marketing budget is dedicated to research and customer retention, which increases total lifetime value per account and generates significant amounts of overall referrals for new business.

Company Services

We generate revenue by providing three types of services to our customers: Single Article Delivery, Reprints and ePrints, and Printing and Logistics services.

Single Article Delivery

We charge a transactional service fee for the electronic delivery of single articles, and a corresponding copyright fee for the permitted use of the content. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have non-exclusive arrangements with numerous content publishers that allow us to distribute their content. Many of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though Single Article Delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow. We also help customers connect to free content on the Internet when available.

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Reprints and ePrints

We charge a transactional fee for each Reprint or ePrint order and are responsible for printing and delivery of Reprint orders, and the electronic delivery and, in some cases, the electronic delivery mechanism of ePrint orders. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. When possible, we obtain the right to print the order from the content publisher, and utilize TAAG for printing and logistics. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements.

Printing and Logistics Services

We charge a transactional fee for each order of hard copy printed material. We are responsible for printing and delivering the order. Printing and Logistics services are exclusively performed by TAAG.

Seasonality

Summer months tend to be lower for Single Article Delivery revenue, and Spring and Fall months tend to be higher for Reprint revenue, particularly in December.

Growth Strategy

Organic Growth

We reach out to customers using targeted selling and marketing campaigns consisting of sales calls on potential customers. This strategy is supported by innovative technological systems, aggressive pricing and excellent service. We also submit proposals to potential customers in response to Requests For Proposals, or RFPs. We have invested heavily in our operations to ensure that they are capable of supporting future growth.

Acquisitions and Combinations

From time to time, and as opportunities arise, we may explore strategic acquisitions and combinations, including the acquisition of customer lists, that bring revenue, profitability, growth potential, and additional technology, products, services, operations and/or geographic capabilities to our company.

International Expansion

We have expanded internationally through increased sales to companies located abroad, particularly in Europe and Japan, and through the acquisition of TAAG. From time to time, and as opportunities arise, we may further expand internationally through partnerships or acquisitions.

Publisher Agreements

We have non-exclusive arrangements with numerous STM content publishers that allow us to distribute their content. In addition, we regularly contact publishers in an attempt to negotiate additional publisher agreements. A typical publisher agreement would allow us to distribute their content according to a negotiated price list, thereby eliminating the need to contact the publisher and obtain the rights for each individual order. Many of these publishers provide us with electronic access to their content, which allows us to further expedite the delivery of single articles to our customers.

Competition

The markets in which we compete are highly competitive. The primary methods of competition in our industry are price, service, technology and niche focus. Competition based on price is often successful in the short-term, but can limit the ability of a supplier to provide adequate service levels. Competition based on service and/or technology requires significant investment in systems and that investment requires time to payback. Niche operators focus on narrow activities, but cannot aggregate sufficient content, technology and services to satisfy broad customer needs. We feel that many customers and potential customers are less price sensitive if the service levels are high and the technology creates efficiency and/or management information that has not been available previously.

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Our competition includes:

•	Piracy — Piracy is, perhaps, our most serious competitor. Many entities use content for commercial purposes without complying with applicable copyright laws, and paying the required copyright to the content publisher. As information becomes more readily available, the opportunity for piracy increases, as do publishers’ ability to identify unauthorized use.

•	STM Single Article Delivery Vendors and Content Aggregators — Our primary completion for global, full service Single Article Delivery services are Infotrieve, British Library, Linda Hall Library, and others.

•	Publisher Service Companies - Primarily printing shops that offer to manage a publisher’s reprints business in addition to providing their main subscription printing needs ( e.g. , Copyright Clearance Center, Sheridan Reprints, Reprint Services, Cadmus).

•	Media Buyers- These companies aggregate advertising “buy” and obtain a publisher discount, sometimes including Reprints as part of their “buy” ( e.g. , Compas).

•	Customer In-House Services - While Single Article Delivery services are more challenging than Reprint services for our customers to provide in house, many existing and potential customers manage these services internally. If the internal service provider lacks skill, experience, or adequate systems, it can lead to an inferior service that does not meet customer requirements and can also waste valuable time.

•	Publisher In-House Capabilities - Some large publishers have developed in-house capabilities to service the content re-use market, however, many of them neglect other content repurposing opportunities and may not be able to aggregate content from other publishers.

Our Intellectual Property

We own trademarks or service marks that have been registered, or for which applications are pending, with the United States Patent and Trademark Office including but not limited to: “Bibliogo,” “Research Solutions” and “RD Reprint Desk” .

 Additionally, we have devoted substantial time and resources over the years with regard to the development of our proprietary software and system. We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information.

Employees

As of November 25, 2013, we had approximately 133 employees, 132 of which were full-time employees.

DESCRIPTION OF PROPERTY

Our executive offices are located at 5435 Balboa Blvd., Suite 202, Encino, California. We lease approximately 3,200 square feet of office space for $4,965 per month from an unrelated third party. The lease expires on May 31, 2015. The rent increases to $5,115 per month on May 1, 2014.

Pools’ printing facility was located at 3455-3501 Commercial Avenue, Northbrook, Illinois until operations were discontinued in June 2013. We continue to lease approximately 13,000 square feet of space for $8,250 per month from an unrelated third party. The lease expires on May 31, 2016. The rent increases to $8,500 per month on June 1, 2014. On March 24, 2013, we entered into an agreement to sublease the facility to a third party effective April 1, 2013. The sublease calls for monthly rental proceeds of $4,265 from June 2013 to August 2013, and $6,300 from September 2013 to May 2016. The amount of the expected rental proceeds from the sublease will be less than the amount the Company is contractually obligated to pay under the lease agreement.

The printing facility and offices of TAAG are located at 3 rue Olympe de Gouges - ZAC des Radars 91350 Grigny, France. TAAG leases approximately 1,775 square meters of printing facility and 425 square meters of office space for approximately $20,000 (€15,417) per month from an unrelated third party. The lease expires on December 31, 2019. We have guaranteed approximately $50,000 (€40,000) in favor of the landlord in connection with the lease.

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On August 1, 2012 Reprints Desk Latin America S. de R.L. de C.V, entered into a lease agreement for approximately 280 square meters of office space in Monterrey, Mexico. The lease requires monthly payments of approximately $1,300 (18,000 Mexican pesos) through July 2013.

We believe that our existing facilities are sufficient to meet our present and anticipated needs for the foreseeable future.

LEGAL PROCEEDINGS

We are involved in legal proceedings in the ordinary course of our business. Although our management cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of our legal proceedings, including any amounts we may be required to pay, will not have a material effect on our consolidated financial statements.

MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS

Market Information and Approximate Number of Holders of Common Stock

Our common stock is quoted on the OTCQB under the symbol "RSSS."  The following table sets forth, for the periods indicated, the reported high and low bid quotations for our common stock as reported on the OTCQB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	High Bid	Low Bid
Year Ended June 30, 2014:
First Quarter (July 1 – September 30)	$1.90	$1.45

Year Ended June 30, 2013:
Fourth Quarter (April 1 – June 30)	$1.83	$1.05
Third Quarter (January 1 – March 31)	$1.25	$0.66
Second Quarter (October 1 – December 31)	$1.07	$0.66
First Quarter (July 1 – September 30)	$1.30	$0.87

Year Ended June 30, 2012:
Fourth Quarter (April 1 – June 30)	$1.35	$1.05
Third Quarter (January 1 – March 31)	$1.35	$0.60
Second Quarter (October 1 – December 31)	$1.35	$0.60
First Quarter (July 1 – September 30)	$3.10	$1.25

Holders

As of September 23, 2013, we had a total of 17,121,298 shares of our common stock outstanding.  According to the records of our transfer agent, we had approximately 334 record holders of our common stock. Because brokers and other institutions hold shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

We have not paid any cash dividends and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our board of directors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, without limitation:

•	the projected growth or contractions in the industry within which we operate;
•	our business strategy for expanding, maintaining or contracting our presence in these markets;
•	anticipated trends in our financial condition and results of operations; and
•	our ability to distinguish ourselves from our current and future competitors.

We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. All forward-looking statements included in this report are based on information available to us on the date hereof and, except as required by law, we assume no obligation to update any such forward-looking statements.

Comparison of the Three Months Ended September 30, 2013 and 2012

	Three Months Ended
	September 30, (Unaudited)
	2013	2012

Revenue	$8,577,721	$9,541,999
Cost of revenue	6,572,745	7,385,155
Gross profit	2,004,976	2,156,844

Operating expenses:
Selling, general and administrative	1,917,915	1,948,538
Stock-based compensation expense	93,114	42,172
Depreciation and amortization	117,351	186,658
Gain on sale of fixed assets	-	(6,879)
Total operating expenses	2,128,380	2,170,489
Loss from operations	(123,404)	(13,645)

Other income (expenses):
Interest expense	(12,647)	(36,837)
Other income (expense)	786	(2,958)
Total other expense	(11,861)	(39,795)
Loss before provision for income taxes	(135,265)	(53,440)
Provision for income tax	(7,682)	(593)

Net loss	(142,947)	(54,033)

Revenue

	Three Months Ended September 30, (Unaudited)
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Revenue:
North American operations:
Article Galaxy *	$4,468,634	$3,974,847	$493,787	12.4%
Reprints and ePrints	2,148,796	3,128,312	(979,516)	(31.3)%
Total North American operations	6,617,430	7,103,159	(485,729)	(6.8)%

TAAG (France)	1,960,291	2,438,840	(478,549)	(19.6)%
Total revenue	$8,577,721	$9,541,999	$(964,278)	(10.1)%

*	The Article Galaxy journal article platform includes Single Article Delivery services.

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Article Galaxy revenue increased $493,787, or 12.4%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to the acquisition of new customers.   Revenue from Reprints and ePrints decreased $979,516, or 31.3%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to decreased orders from current customers.   Total revenue from North American operations decreased $485,729, or 6.8%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012.

Revenue from TAAG decreased $478,549, or 19.6%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to disappointing sales efforts and general financial uncertainty in Europe. Our overall strategy is to improve TAAG’s revenue, however, there is no assurance that such results will be achieved. In the event that TAAG liquidates we could lose a significant percentage of revenue, or all revenue, from TAAG.

Cost of Revenue

	Three Months Ended September 30, (Unaudited)
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Cost of Revenue:
North American operations:
Article Galaxy *	$3,445,460	$3,082,025	$363,435	11.8%
Reprints and ePrints	1,974,267	2,755,164	(780,897)	(28.3)%
Total North American operations	5,419,727	5,837,189	(417,462)	(7.2)%

TAAG (France)	1,153,018	1,547,966	(394,948)	(25.5)%
Total cost of revenue	$6,572,745	$7,385,155	$(812,410)	(11.0)%

	Three Months Ended September 30,
	2013	2012	2013-2012 Change
As a percentage of revenue:
North American operations:
Article Galaxy *	77.1%	77.5%	(0.4)%
Reprints and ePrints	91.9%	88.1%	3.8%
Total North American operations	81.9%	82.2%	(0.3)%

TAAG (France)	58.8%	63.5%	(4.7)%
Total	76.6%	77.4%	(0.8)%

*	The Article Galaxy journal article platform includes Single Article Delivery services.

Cost of revenue as a percentage of revenue from Article Galaxy decreased 0.4%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to reductions in production expenses and decreased payments to publishers.   Cost of revenue as a percentage of revenue from Reprints and ePrints increased 3.8%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to increased payments to publishers.   Total cost of revenue as a percentage of revenue from North American operations decreased 0.3%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012.

Cost of revenue as a percentage of revenue from TAAG decreased 4.7%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to reductions in production expenses.

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Gross Profit

	Three Months Ended September 30, (Unaudited)
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Gross Profit:
North American operations:
Article Galaxy *	$1,023,174	$892,822	130,352	14.6%
Reprints	174,529	373,148	(198,619)	(53.2)%
Total North American operations	1,197,703	1,265,970	(68,267)	(5.4)%

TAAG (France)	807,273	890,874	(83,601)	(9.4)%
Total gross profit	$2,004,976	$2,156,844	$(151,868)	(7.0)%

	Three Months Ended September 30, (Unaudited)
	2013	2012	2013-2012 Change
As a percentage of revenue:
North American operations:
Article Galaxy *	22.9%	22.5%	0.4%
Reprints and ePrints	8.1%	11.9%	(3.8)%
Total North American operations	18.1%	17.8%	0.3%

TAAG (France)	41.2%	36.5%	4.7%
Total	23.4%	22.6%	0.8%

*	The Article Galaxy journal article platform includes Single Article Delivery services.

Operating Expenses

	Three Months Ended September 30, (Unaudited)
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Operating Expenses:
North American Operations:
Selling, general and administrative	$1,146,199	$1,080,675	$65,524	6.1%
Depreciation and amortization	47,551	94,276	(46,725)	(49.6)%
Stock-based compensation expense	93,114	42,172	50,942	120.8%
(Gain) loss on sale of fixed assets	-	(8,500)	8,500	(100.0)%
Total North American operations	1,286,864	1,208,623	78,241	6.5%

TAAG (France):
Selling, general and administrative	771,716	867,863	(96,147)	(11.1)%
Depreciation and amortization	69,800	92,382	(22,582)	(24.4)%
(Gain) loss on sale of fixed assets	-	1,621	(1,621)	(100.0)%
Total TAAG (France)	841,516	961,866	(120,350)	(12.5)%
Total operating expenses	$2,128,380	$2,170,489	$(42,109)	(1.9)%

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Selling, General and Administrative

Selling, general and administrative expenses from North American operations increased $65,524 or 6.1%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to increases in compensation and professional service fees.

Selling, general and administrative expenses from TAAG decreased $96,147 or 11.1%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to reductions in compensation, professional service fees, and rent.

Depreciation and Amortization

Depreciation and amortization for the three months ended September 30, 2013, amounted to $117,351.

The amounts recorded for North American operations are split between depreciation and amortization of customer lists. We expect depreciation and amortization expense for North American operations to remain at current levels during the 2014 fiscal year.

The amounts recorded for TAAG consist mostly of depreciation on printing equipment. We expect depreciation expense for TAAG to remain at current levels during the 2014 fiscal year.

  Interest Expense

Interest expense was $12,647 for the three months ended September 30, 2013, compared to $36,837 for the three months ended September 30, 2012, a decrease of $24,190. The decrease was primarily due to reduced interest expense from capital leases of printing equipment at TAAG. We expect interest expense to remain at current levels during the 2014 fiscal year.

Net Income (Loss)

	Three Months Ended September 30, (Unaudited)
			2013-2012	2013-2012
	2013	2012	$ Change	% Change
Net Income (Loss):
North American Operations	$(97,050)	$42,943	$(139,993)	(326.0)%
TAAG (France)	(45,897)	(96,976)	51,079	52.7%
Total net income (loss)	$(142,947)	$(54,033)	$(88,914)	(164.6)%

Net income from North American operations decreased $139,993 or 326%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to decreased gross profit and increased operating expenses as described above.

Net loss from TAAG decreased $51,079 or 52.7%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to decreased operating expenses as described above, and partially offset by decreased gross profit as described above.

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Comparison of the Years Ended June 30, 2013 and 2012

Results of Operations

	Years ended
	June 30,
	2013	2012

Revenue	$45,498,526	$42,818,541
Cost of revenue	35,948,380	34,778,307
Gross profit	9,550,146	8,040,234

Operating expenses:
Selling, general and administrative	8,452,865	10,518,781
Stock-based compensation expense	386,563	203,540
Depreciation and amortization	590,922	1,456,130
Impairment loss related to the acquisition of TAAG	-	1,602,638
Impairment loss on intangible assets related to intellectual property licenses	-	688,138
Impairment loss related to the acquisition of Pools Press	-	223,385
Loss on facility sublease	233,015	-
(Gain) loss on sale of fixed assets	(476,904)	315
Total operating expenses	9,186,461	14,692,927
Income (loss) from operations	363,685	(6,652,693)

Other income (expenses):
Interest expense	(89,411)	(220,665)
Other income (expense)	(84,023)	18,963
Total other income (expense)	(173,434)	(201,702)
Income (loss) before income tax benefit	190,251	(6,854,395)
Income tax benefit	1,671	322,106

Net income (loss)	191,922	(6,532,289)

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Revenue

	Years Ended June 30,
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Revenue:
North American operations	$35,197,927	$31,073,984	$4,123,943	13.3%
TAAG (France)	10,300,599	11,744,557	(1,443,958)	(12.3)%
Total revenue	$45,498,526	$42,818,541	$2,676,985	6.3%

Revenue from North American operations increased $4.1 million, or 13.3%, for the year ended June 30, 2013 compared to the prior year, primarily due to increased orders from current customers and the acquisition of new customers.

Revenue from TAAG decreased $1.4 million, or 12%, for the year ended June 30, 2013 compared to the prior year, primarily due to disappointing sales efforts and general financial uncertainty in Europe. Revenue from TAAG appears to have stabilized, however, there is no assurance that revenue will continue to be stable.

Cost of Revenue

	Years Ended June 30,
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Cost of Revenue:
North American operations	$29,808,254	$27,677,462	$2,130,792	7.7%
TAAG (France)	6,140,126	7,100,845	(960,719)	(13.5)%
Total cost of revenue	$35,948,380	$34,778,307	$1,170,073	3.4%

As a percentage of revenue:
North American operations	84.7%	89.1%	(4.4)%
TAAG (France)	59.6%	60.5%	(0.9)%
Total	79.0%	81.2%	(2.2)%

 Cost of revenue as a percentage of revenue from North American operations decreased 4.4%, for the year ended June 30, 2013 compared to the prior year, primarily due to reductions in production expenses and decreased payments to publishers.

Cost of revenue as a percentage of revenue from TAAG decreased 0.9%, for the year ended June 30, 2013 compared to the prior year, primarily due to reductions in production expenses.

Gross Profit

	Years Ended June 30,
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Gross Profit:
North American operations	$5,389,673	$3,396,522	$1,993,151	58.7%
TAAG (France)	4,160,473	4,643,712	(483,239)	(10.4)%
Total gross profit	$9,550,146	$8,040,234	$1,509,912	18.8%

As a percentage of revenue:
North American operations	15.3%	10.9%	4.4%
TAAG (France)	40.4%	39.5%	0.9%
Total	21.0%	18.8%	2.2%

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Operating Expenses

	Years Ended June 30,
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Operating Expenses:
North American Operations:
Selling, general and administrative	$4,526,802	$5,519,289	$(992,487)	(18.0)%
Depreciation and amortization	235,860	364,547	(128,687)	(35.3)%
Stock-based compensation expense	386,563	203,540	183,023	89.9%
Impairment loss on intangible assets related to intellectual property licenses	-	688,138	(688,138)	(100.0)%
Impairment loss related to the acquisition of Pools Press	-	223,385	(223,385)	(100.0)%
Loss on facility sublease	233,015	-	233,015	-%
(Gain) loss on sale of fixed assets	(20,980)	315	(21,295)	(6,760)%
Total North American operations	5,361,260	6,999,214	(1,637,954)	(23.4)%

TAAG (France):
Selling, general and administrative	3,926,063	4,999,492	(1,073,429)	(21.5)%
Depreciation and amortization	355,062	1,091,583	(736,521)	(67.5)%
Impairment loss related to the acquisition of TAAG	-	1,602,638	(1,602,638)	(100.0)%
(Gain) loss on sale of fixed assets	(455,924)	-	(455,924)	-%
Total TAAG (France) operations	3,825,201	7,693,713	(3,868,512)	(50.3)%
Total operating expenses	$9,186,461	$14,692,927	$(5,506,466)	(37.5)%

Selling, General and Administrative

Selling, general and administrative expenses from North American operations decreased $992,487 or 18%, for the year ended June 30, 2013 compared to the prior year, primarily due to reductions in compensation and professional service fees.

During the year ended June 30, 2012, we determined that the value of intangible assets related to intellectual property licenses and intangible assets related to the acquisition of TAAG were impaired. Accordingly, we recorded an impairment loss of $688,138 that represents the unamortized value of intangible assets related to intellectual property licenses as of March 31, 2012.

During the year ended June 30, 2012, we determined that the recorded value of goodwill of $233,385 that arose upon the acquisition of Pools Press was impaired. Accordingly, during the year ended June 30, 2012, we recorded an impairment loss of $233,385 that represents the impairment of the goodwill.

Selling, general and administrative expenses from TAAG decreased $1,073,429 or 21.5%, for the year ended June 30, 2013 compared to the prior year, primarily due to reductions in compensation, professional service fees, and rent.

During the year ended June 30, 2012, we determined that the value of goodwill and intangible assets related to the acquisition of TAAG were impaired. Accordingly, we recorded an impairment loss of $1,602,638 that represents goodwill and the unamortized value of intangible assets, offset by the earnout related to the acquisition of TAAG as of March 31, 2012.

Depreciation and Amortization

Depreciation and amortization for the year ended June 30, 2013, amounted to $617,898, with $26,976 recorded under cost of revenue.

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The amounts recorded for North American operations are split between depreciation and amortization of customer lists. We expect depreciation and amortization expense for North American operations to remain at current levels during the 2014 fiscal year.

The amounts recorded for TAAG consist mostly of depreciation on printing equipment. We expect depreciation expense for TAAG to remain at current levels during the 2014 fiscal year.

(Gain) Loss on Sale of Fixed Assets

During the year ended June 30, 2013, the gain on sale of fixed assets consisted primarily of TAAG’s sale of printing equipment with a net book value of $37,322 for a gain of $457,544.

Interest Expense

Interest expense was $89,411 for the year ended June 30, 2013, compared to $220,665 for the prior year, a decrease of $131,254. Approximately $70,000 of the decrease was due to decreased borrowing on the credit line for North American operations with Silicon Valley Bank which provides a $4 million revolving line of credit secured by all of our assets, excluding TAAG’s assets. The remaining balance of approximately $60,000 was due to reduced interest expense from capital leases of printing equipment at TAAG. We expect interest expense to decrease slightly during the 2014 fiscal year.

Income Tax Benefit

During the year ended June 30, 2013, we recorded an income tax benefit of $1,671 as a result of refunds of prior years’ state income tax payments.

During the year ended June 30, 2012, we recorded an income tax benefit of $350,000 to reduce the deferred tax liability recorded upon the acquisition of TAAG that was related to the intangible assets of TAAG written off in 2012.

Net Income (Loss)

	Years Ended June 30,
	2013	2012	2013-2012 $ Change	2013-2012 % Change
Net Income (Loss):
North American Operations	$(70,240)	$(3,543,159)	$3,472,919	(98.0)%
TAAG (France)	262,162	(2,989,130)	3,251,292	(108.8)%
Total net income (loss)	$191,922	$(6,532,289)	$6,724,211	(102.9)%

Net income from North American operations increased $3.5 million or 98%, for the year ended June 30, 2013 compared to the prior year, primarily due to increased gross profit and decreased operating expenses as described above.

Net income from TAAG increased $3.3 million or 109%, for the year ended June 30, 2013 compared to the prior year, primarily due to decreased operating expenses as described above, and a gain on sale of equipment of approximately $450,000.

Liquidity and Capital Resources

	Three Months Ended September 30,		Years Ended June 30,
Consolidated Statements of Cash Flow Data:	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$177,384	$41,748	$(95,838)	$1,968,462
Net cash provided by (used in) investing activities	$(4,176)	$(19,106)	$451,020	$(409,957)
Net cash used in financing activities	$(7,652)	$(950,925)	$(1,789,750)	$(1,488,373)

Since our inception, we have funded our operations primarily through private sales of equity securities and the exercise of warrants, which have provided aggregate net cash proceeds to date of approximately $10,350,000.

As of September 30, 2013, we had cash and cash equivalents of $1,804,881, compared to $1,699,969 as of June 30, 2013, an increase of $104,912. This increase is primarily attributable to a decrease in accounts receivable of $246,257 and non-cash depreciation and amortization of $117,351, partially offset by a decrease of accounts payable of $216,234 and payments of capital lease obligations of $48,148.

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North American Operations (Reprints Desk)

We believe that our current cash resources and cash flow from our North American operations will be sufficient to sustain current North American operations for the next twelve months. We expect to continue to produce cash from North American operating activities; however, there are no assurances that such results will be achieved.

TAAG (France)

We believe that the current cash resources and cash flow from TAAG may not be sufficient to sustain TAAG operations for the next twelve months.   During the three months ended September 30, 2013, TAAG incurred a net loss from operations of $34,243, and at September 30, 2013, had a working capital deficiency of approximately $1,340,000.   In addition, significant net losses in prior years have been incurred and approximately $325,000 of payroll and VAT taxes were delinquent at September 30, 2013.   Effective June 30, 2013, we contributed a loan receivable from TAAG totaling $1,009,115 to TAAG’s capital to improve TAAG’s liquidity.   Our line of credit with Silicon Valley Bank limits the amount of funding of TAAG to a maximum of approximately $335,000, and only to the extent certain warrants are exercised for cash. The funding period for TAAG under the line of credit expires on March 31, 2014, and no additional financing for TAAG is in place. Our overall strategy is to improve TAAG’s revenue, operations, and profitability, however, there is no assurance that such results will be achieved. In the event that TAAG liquidates our exposure to creditors in France is limited to the assets of TAAG, with the exception of a $50,000 guarantee by us in favor of the landlord on the facility lease. In the event that TAAG liquidates we could lose a significant percentage of revenue, or all revenue, from TAAG.

Operating Activities

Our net cash provided by operating activities was $117,384 for the three months ended September 30, 2013 and resulted primarily from a decrease in accounts receivable of $246,257 and non-cash depreciation and amortization of $117,351, partially offset by a decrease of accounts payable of $216,234.

Our net cash provided by operating activities was $41,748 for the three months ended September 30, 2012 and resulted primarily from a decrease in accounts receivable of $291,156, non-cash depreciation and amortization of $199,602, and a decrease in due from factor of $143,705, partially offset by a decrease in accounts payable and accrued expenses of $796,201 as well as the net loss of $54,033 for the period.

Our net cash used in operating activities was $95,838 for the year ended June 30, 2013 and resulted primarily from a decrease in accounts payable of $2,257,735, partially offset by a decrease of accounts receivable of $1,132,754 and non-cash depreciation and amortization of $617,898.

Our net cash provided by operating activities was $1,968,462 for the year ended June 30, 2012 and resulted primarily from an increase in accounts payable of $2,509,219, non-cash depreciation and amortization of $1,529,222, non-cash impairment losses of $2,514,161, a decrease of prepaid royalties of $830,533 and a decrease of accounts receivable of $591,191, partially offset by a decrease in deferred income tax liability of $350,000 as well as the net loss of $6,532,289 for the period.

Investing Activities

Our net cash used in investing activities was $4,176 for the three months ended September 30, 2013 and resulted primarily from the purchase of intangible assets.

Our net cash used in investing activities was $19,106 for the three months ended September 30, 2012 and resulted primarily from the purchase of property and equipment.

Our net cash provided by investing activities was $451,020 for the year ended June 30, 2013 and resulted primarily from the proceeds from sale of fixed assets.

Our net cash used in investing activities was $409,957 for the year ended June 30, 2012 and resulted primarily from the purchase of intangible assets and property and equipment.

Financing Activities

Our net cash used in financing activities was $7,652 for the three months ended September 30, 2013 and resulted from payments of capital lease obligations of $48,148 and payment of notes of payable of $8,879, partially offset by advances to factor of $49,375.

Our net cash used in financing activities was $950,925 for the three months ended September 30, 2012 and resulted primarily from payments under the line of credit of $750,000 and payment of capital lease obligations of $132,835.

Our net cash used in financing activities was $1,789,750 for the year ended June 30, 2013 and resulted primarily from payments under line of credit of $1,000,000 and payments of capital lease obligations of $738,783.

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Our net cash used in financing activities was $1,488,373 for the year ended June 30, 2012 and resulted primarily from payments of capital lease obligations of $868,006 and payments under line of credit of $748,673.

We entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) on July 23, 2010, which as amended, provides for a revolving line of credit for the lesser of $4,00,000, or 80% of eligible accounts receivable. The line of credit matures on October 25, 2015, and is subject to certain financial and performance covenants with which we were in compliance as of September 30, 2013. The SVB line of credit bears interest at the prime rate plus 2.5% for periods in which we maintain an account balance with SVB (less all indebtedness owed to SVB) of at least $800,000 at all times during the prior calendar month (the “Streamline Period”), and at the prime rate plus 5.25% when a Streamline Period is not in effect.  The interest rate on the line of credit was 6.5% as of June 30, 2013 and September 30, 2013.  The line of credit is secured by all of our company’s and its subsidiaries’ assets, excluding TAAG’s assets.

There were no outstanding borrowings under the line  as of September 30, 2013 and June 30, 2013, respectively.  As of September 30, 2013 and June 30, 2013, approximately $1,840,000 and $2,000,000, respectively, of available credit was unused under the line of credit.

We, through TAAG, have factoring agreements with Credit Cooperatif and Natixis for working capital and credit administration purposes.  Under the agreements, the factors purchase trade accounts receivable assigned to them by us.  The accounts are sold (with recourse) at the invoice amount subject to a factor commission and other miscellaneous fees.  Trade accounts receivable not sold remain in our custody and control and we maintain all credit risk on those accounts.

On September 10, 2013, we terminated our factoring agreement with ABN Amro. As of September 30, 2013 and June 30, 2013, $0 and $165,971 was due from ABN Amro, respectively.

Under the agreement with Credit Cooperatif, we can borrow up to approximately $325,000 (Euro 250,000).  The factor fee is determined on a case by case basis and is not specified in the agreement. The fee charged for the obligations outstanding as of September 30, 2013 was approximately 5%. As of September 30, 2013 and June 30, 2013, $295,596 and $246,221 was due to Credit Cooperatif, respectively, that relate to funds paid to us not yet returned to the factor.

On May 3rd, 2013, we entered into a factoring agreement with Natixis. The maximum amount we can borrow is not specified in the agreement. The factor fee is determined based on our revenue and the average amount of customer invoices.  The fee charged for the obligations outstanding as of September 30, 2013 was approximately 0.45%. In addition, interest is charged on the amount financed at the three month Euribor interest rate plus 1.6%. The interest rate under the agreement was approximately 1.8% per annum at September 30, 2013. As of September 30, 2013 and June 30, 2013, $162,234 and $0 was due from Natixis, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Non-U.S. GAAP Measure – Adjusted EBITDA

In addition to our U.S. GAAP results, we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under U.S. GAAP. We define Adjusted EBITDA as net income (loss) from operations, plus depreciation and amortization, stock-based compensation, impairment of acquired intangibles and goodwill, loss on facility sublease, and (gain) loss on sale of fixed assets. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-U.S. GAAP adjustments to our results prepared in accordance with U.S. GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of Adjusted EBITDA to income (loss) from operations for the years ended June 30, 2013 and 2012 and the three months ended September 30, 2013 and 2012:

	Three Months Ended September 30, (Unaudited)		Years Ended June 30,
	2013	2012	2013	2012
Income (loss) from operations	$(123,404)	$(13,645)	$363,685	$(6,652,693)
Add (deduct):
Depreciation and amortization	117,351	199,602	617,898	1,529,222
Stock-based compensation	93,114	42,172	386,563	203,540
Impairment of acquired intangibles and goodwill	-	-	-	2,514,161
Loss on facility sublease	-	-	233,015	-
(Gain) loss on sale of fixed assets	-	(6,879)	(476,904)	315
Adjusted EBITDA	$87,061	$221,250	$1,124,257	$(2,405,455)

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We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts and strategic plan, in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool which includes, among others, the following:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

MANAGEMENT

The following table identifies our current executive officers and directors, their respective age, offices and positions, and dates of election or appointment:

Name	Age	Position	Date of Appointment
Peter Victor Derycz	51	Chief Executive Officer, President and Chairman of the Board	January 6, 2006
Alan Louis Urban	45	Chief Financial Officer and Secretary	November 3, 2011
Scott Ahlberg	50	Chief Operating Officer of Reprints Desk	July 1, 2007
Janice Peterson	65	Director, Chief Publisher Relations Officer of Reprints Desk	July 1, 2006
Gen. Merrill McPeak (1)(2)	77	Director	November 5, 2010
Scott Ogilvie (1)(3)	59	Director	November 5, 2010
Gregory Suess (1)(4)	41	Director	November 5, 2010

(1)	Member of Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee
(2)	Chairman of the Compensation Committee
(3)	Chairman of the Audit Committee
(4)	Chairman of the Nominating and Corporate Governance Committee

Business Experience Descriptions

Peter Victor Derycz – Mr. Derycz founded Reprints Desk as its President in 2006. Mr. Derycz was a founder of Infotrieve, Inc. in 1989 and served as its President from February 2003 until September 2003. He served as the Chief Executive Officer of Puerto Luperon, Ltd. (Bahamas), a real estate development company, from January 2004 until December 2005. In January 2006, he was appointed to, and currently serves as a member of, the board of directors of Insignia Systems, Inc. (NASDAQ:ISIG), a consumer products advertising company. Mr. Derycz received a B.A. in Psychology from the University of California at Los Angeles. Our board of directors believes that Mr. Derycz’ familiarity with the Company’s day-to-day operations, his strategic vision for the Company’s business and his past leadership and management experience make him uniquely qualified to serve as a director.

Alan Louis Urban — Mr. Urban has previously served in numerous senior management positions for emerging companies, including: Vice President of Finance and Treasurer for Infotrieve from 2000 to 2004; Chief Financial Officer of a leading online poker company from 2005 to 2006, where he led the global reorganization of the company; and Chief Financial Officer of ReachLocal, Inc. (NASDAQ:RLOC) from 2007 to 2009, an internet marketing company that ranked #1 on Deloitte’s Tech Fast 500 list. Mr. Urban has also held positions as an audit and tax manager in public accounting, and as an internal auditor. He holds a BS in Business, with a concentration in Accounting Theory and Practice, from California State University, Northridge and has been a Certified Public Accountant (currently inactive) since 1998.

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Scott Ahlberg – Mr. Ahlberg has many years of experience in content and startup businesses. Mr. Ahlberg started with Dynamic Information (EbscoDoc) in the 1980s, then went on to lead Sales and Marketing at Infotrieve, Inc. during many years of rapid growth in the 1990s. After leaving Infotrieve in 2005 Mr. Ahlberg provided consulting services to ventures in professional networking and medical podcasting. He joined Reprints Desk in 2006. His areas of expertise include strategic planning, operational innovation, copyright and content licensing, and quality management. Scott has degrees from Stanford University (BA, 1984) and the University of London (MA, 1990).

Janice Peterson – Ms. Peterson was Vice President for Content Development at Infotrieve, Inc. from 2000 to 2006 and Vice President for Publisher Relations and Content Development at RoweCom, formerly Faxon/Dawson, from 1997 to 2000. Ms. Peterson was at Academic Press (now Elsevier) for 14 years, where her last position was Fulfillment Director. Ms. Peterson is Past Chair of the Board of Directors for the National Information Standards Organization (NISO), and she is the past chair of the International Committee for EDI in Serials (ICEDIS). She has a degree in History from Whittier College and an M.A. in Asian Studies from California State College, San Diego. She joined Reprints Desk in 2006. Our board of directors believes that Ms. Peterson should serve as a director due to her extensive industry-specific knowledge and business experience, including a familiarity with the Company’s day-to-day operations.

General Merrill McPeak – Gen. McPeak is President of McPeak and Associates, a company he founded in 1995. From 1990 until his retirement from active military service in late-1994, he was chief of staff of the U.S. Air Force. During this period, he was the senior officer responsible for organization, training and equipage of a combined active duty, National Guard, Reserve and civilian work force of over 850,000 people serving at 1,300 locations in the United States and abroad. As a member of the Joint Chiefs of Staff, he and the other service chiefs were military advisors to the Secretary of Defense and the President. Gen. McPeak has been a director on the boards of a dozen publicly traded companies, including long service with the airline, TWA, and with the test and measurement company, Tektronix. He was for many years Chairman of the Board of ECC, International, until that company was acquired by Cubic Corporation. Currently, Gen. McPeak is a director of Gencorp. (NYSE:GY), Genesis Biopharma (OTC Markets:GNBP) and Miller Energy Resources, (NASDAQ:MILL). He is chairman of the board of Coast Plating, Inc., a California-based privately held provider of metal processing and finishing services and is a director of privately held NAVEX Global. Our board of directors concluded that Gen. McPeak should serve as a director in light of his demonstrated leadership abilities and years of experience serving on the boards of directors of numerous publicly traded corporations.

Scott V. Ogilvie – Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie is Managing Director of Wirthlin Worldwide International, Wirthlin Worldwide Investors, LLC and Wirthlin, a Dentons Innovation Group Partnership, LLC, private equity strategic advisory firms. From 2006 to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a strategic advisory company that brought strategic partners, expertise and investment capital to the Middle East and North Africa. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE AMEX:CUR) and Genspera, Inc. (OTCQB:GNSZ).  Mr. Ogilvie received a BSBA-Finance degree from the University of Denver (1976), and a Juris Doctor degree from the University of California, Hastings College of Law (1979). In light of Mr. Ogilvie’s financial and executive experience, including his experience having served as a director and audit committee member of several public companies, our board of directors believes it to be in the Company’s best interests that Mr. Ogilvie serve as a director.

Gregory Suess – Mr. Suess is a founding partner of ROAR, an entertainment and media focused management and consulting company formed in 2000. Since 1997, Mr. Suess has practiced with the law firm of Glaser, Weil, Fink, Jacobs, Howard, Avchen & Shapiro, LLP, where he is currently a Partner and focuses on general corporate law, media and entertainment. Mr. Suess holds a Bachelor of Science from the University of Southern California (Lloyd Greif Center for Entrepreneurial Studies), and holds a JD/MBA from Pepperdine University. Mr. Suess serves on the Boards of Directors of Wizard World, Inc. (OTCQB:WIZD) and Camp Southern Ground, Inc. Our board of directors believes that Mr. Suess is a valuable addition to our board of directors due to his business and educational background in management and finance, including his experience as a director of other companies and as an owner and officer of multiple businesses.

Director Independence

Our board of directors has determined that Gen. McPeak, Mr. Ogilvie and Mr. Suess are independent directors as that term is defined by the applicable rules for companies traded on the NASDAQ Stock Market.  Each of them is also a member of our audit committee, compensation committee and nominating and governance committee, and each of them meets the NASDAQ Stock Market’s independence standards for members of such committees.  Our board of directors has determined that Mr. Ogilvie qualifies as an audit committee financial expert serving on our audit committee.

Term of Office and Family Relationships

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by our board of directors and serve at its discretion. There are no family relationships among any of our executive officers or directors.

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Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Our review of copies of the Section 16(a) reports filed during the fiscal year ended June 30, 2013 indicates that all filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with, other than Ms. Peterson and Messrs. McPeak, Ogilvie, Suess, Ahlberg, Derycz and Urban, each of whom did not timely file one Form 4 reporting one transaction, and Bristol Investment Fund Ltd., which did not timely file one Form 4 reporting two transactions.

Code of Ethics

We have adopted a written code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or persons performing similar functions. We have posted a copy of the code in the Corporate Governance – Code of Ethical Conduct section of our website, www.researchsolutions.com.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table summarizes all compensation for the last two fiscal years awarded to, earned by, or paid to our Chief Executive Officer (principal executive officer) and our two most highly compensated executive officers other than our CEO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

Name and principle Position	Year	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Peter Victor Derycz	2013	240,000	108,000	-		50,560	(1)(2)	-	-	6,947	405,507
Chief Executive Officer and President	2012	240,000	-	-		-		-	-	5,296	245,296
Alan Louis Urban	2013	175,000	82,500	13,455	(3)	17,280	(4)	-	-	3,821	292,056
Chief Financial Officer	2012	104,906	-	-		125,000	(5)	-	-	3,786	233,692
Scott Ahlberg	2013	165,000	86,400	14,352	(6)	18,432	(7)	-	-	4,132	288,316
Chief Operating Officer, Reprints Desk	2012	60,000	281,000	-		-		-	-	6,983	347,983

(1)	Represents the grant date fair value of options granted on February 13, 2013 to purchase 32,000 shares of common stock at an exercise price of $1.25. The grant date fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.08%; volatility of 132%; expected term of 6 years; and no dividend yield. The stock options vest over a three year period, with a one year cliff vesting period, and expire on February 13, 2023.
(2)	Represents the grant date fair value of options granted on May 20, 2013 to purchase 16,000 shares of common stock at an exercise price of $1.85. The grant date fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.08%; volatility of 130%; expected term of 6 years; and no dividend yield. The stock options vest over a three year period, with a one year cliff vesting period, and expire on May 20, 2023.
(3)	Represents the grant date fair value of 7,273 shares of restricted stock granted on May 20, 2013. The grant date fair value was estimated using the market price of the Company’s common stock at the date of grant. The restricted stock vests over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met.
(4)	Represents the grant date fair value of options granted on February 6, 2013 to purchase 24,000 shares of common stock at an exercise price of $1.15. The grant date fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.08%; volatility of 132%; expected term of 6 years; and no dividend yield. The stock options vest over a three year period, with a one year cliff vesting period, and expire on February 6, 2023

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(5)	Represents the grant date fair value of options granted on March 5, 2012 to purchase 125,000 shares of common stock at an exercise price of $1.30. The grant date fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 0.8%; volatility of 144%; expected term of 6 years; and no dividend yield. The stock options vest over a three year period, with a one year cliff vesting period, and expire on March 5, 2022.
(6)	Represents the grant date fair value of 7,758 shares of restricted stock granted on May 20, 2013. The grant date fair value was estimated using the market price of the Company’s common stock at the date of grant. The restricted stock vests over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met.
(7)	Represents the grant date fair value of options granted on February 6, 2013 to purchase 25,600 shares of common stock at an exercise price of $1.15. The grant date fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.08%; volatility of 132%; expected term of 6 years; and no dividend yield. The stock options vest over a three year period, with a one year cliff vesting period, and expire on February 6, 2023

Outstanding Equity Awards at Fiscal Year Ended June 30, 2013

The following table sets forth information regarding stock options and other stock awards (restricted stock) for each named executive officer as of June 30, 2013.

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date (5)	Stock Awards: Number of shares of stock that have not vested (#)		Stock Awards: Market value of shares of stock that have not vested (6) ($)
Peter Victor Derycz	-	32,000	(1)	$1.25	2/13/2023	-		-
	-	16,000	(2)	$1.85	5/20/2023	-		-

Alan Louis Urban	100,000	-		$1.02	7/27/2020	-		-
	62,500	62,500	(3)	$1.30	3/5/2022	-		-
	-	24,000	(4)	$1.15	2/6/2023	-		-
	-	-		-	-	7,273	(2)	$13,455

Scott Ahlberg	75,000	-		$1.50	12/21/2017	-		-
	75,000	-		$1.00	5/28/2019	-		-
	20,000	-		$1.02	7/27/2020	-		-
	-	25,600	(4)	$1.15	2/6/2023	-		-
	-	-		-	-	7,758	(2)	$14,352

(1)	The stock options were granted on February 13, 2013 and vest over a three year period, with a one year cliff vesting period.
(2)	The stock options and restricted stock were granted on May 20, 2013 and vest over a three year period, with a one year cliff vesting period.
(3)	The stock options were granted on March 5, 2012 and vest over a three year period, with a one year cliff vesting period.
(4)	The stock options were granted on February 6, 2013 and vest over a three year period, with a one year cliff vesting period.
(5)	Stock options expire ten years from the grant date.
(6)	Based on a market closing price per share of common stock of $1.85 on May 20, 2013.

Employment Agreements

Peter Victor Derycz

On July 1, 2010, we entered into an executive employment agreement with Mr. Derycz which was subsequently amended on July 26, 2013. Under the terms of the executive employment agreement, Mr. Derycz has agreed to serve as our Chief Executive Officer and President on an at-will basis. The term of the agreement ends on June 30, 2015. The agreement provides for a base salary of $276,000 per year. No part of Mr. Derycz’s salary is allocated to his duties as a director of our company.

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The agreement contains provisions that prohibit Mr. Derycz from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Derycz of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause.  Mr. Derycz will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause.  Mr. Derycz may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Alan Louis Urban

On November 3, 2011, we entered into an executive employment agreement with Mr. Urban which was subsequently amended on July 26, 2013. Under the terms of the executive employment agreement, Mr. Urban has agreed to serve as our Chief Financial Officer on an at-will basis. The term of the agreement ends on June 30, 2015. The agreement provides for a base salary of $201,250 per year.

The agreement contains provisions that prohibit Mr. Urban from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Urban of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Urban will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Urban may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Scott Ahlberg

On July 1, 2010, we entered into an executive employment agreement with Mr. Ahlberg which was subsequently amended on July 26, 2013. Under the terms of the executive employment agreement, Mr. Ahlberg has agreed to serve as Chief Operating Officer of Reprints Desk on an at-will basis. The term of the agreement ends on June 30, 2015. The agreement provides for a base salary of $178,200 per year.

The agreement contains provisions that prohibit Mr. Ahlberg from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Ahlberg of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Ahlberg will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Ahlberg may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Janice Peterson

On July 1, 2010, we entered into an executive employment agreement with Ms. Peterson which was subsequently amended on July 26, 2013. Under the terms of the executive employment agreement, Ms. Peterson has agreed to serve as Chief Publisher Relations Officer of Reprints Desk on an at-will basis. The term of the agreement ends on June 30, 2015. The agreement provides for a base salary of $145,800 per year. No part of Ms. Peterson's salary is allocated to her duties as a director of our company.

The agreement contains provisions that prohibit Ms. Peterson from soliciting our customers or employees during her employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Ms. Peterson of our confidential information and assign ownership to us of inventions related to our business that are created by her during her employment. We may terminate the agreement at any time, with or without cause. Ms. Peterson will be eligible to receive an amount equal to three (3) months of her then-current base salary payable in the form of salary continuation if she is terminated without cause. Ms. Peterson may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) is administered by our Compensation Committee or our board of directors. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and inidividuals providing services, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant incentive and non-qualified stock options, stock appreciation rights as well as restricted and unrestricted stock. Our 2007 Plan, as amended, authorizes the issuance of up to 3,000,000 shares of common stock in connection with the forgoing awards. As of October 15, 2013, we have granted awards under the 2007 Plan equal to 2,153,054. Accordingly, there are 846,946 shares of common stock available for future awards under the 2007 Plan.

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Change of Control

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of our company.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended June 30, 2013 to each of our non-executive directors:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Warrant and Option Awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)
Gen. Merrill McPeak	12,000		34,500	(1)		-			46,500
Scott Ogilvie	12,000		34,500	(1)		-			46,500
Janice Peterson	-		-			-	221,428	(2)	221,428
Gregory Suess	12,000		34,500	(1)		-			46,500

(1)	Represents the grant date fair value of stock options granted on February 6, 2013 to purchase 50,000 shares of common stock at an exercise price of $1.15. The grant date fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.08%; volatility of 132%; expected term of 5 years; and no dividend yield. The stock options vested immediately and expire on February 6, 2023.
(2)	Ms. Peterson received no compensation for her services as a director of the Company. Other compensation represents the following amounts paid to Ms. Peterson for her services as an employee of the Company: salary in the amount of $135,000, bonus in the amount of $59,400, grant date fair value of stock options of $12,672 (represents the grant date fair value of options granted on February 6, 2013 to purchase 17,600 shares of common stock at an exercise price of $1.15, estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.08%; volatility of 132%; expected term of 6 years; and no dividend yield; vesting over a three year period with a one year cliff vesting period and expiring on February 6, 2023), grant date fair value of restricted stock of $9,866 (represents the grant date fair value of 5,333 shares of restricted stock granted on May 20, 2013, estimated using the market price of our common stock at the date of grant, vesting over a three year period with a one year cliff vesting period, and subject to forfeiture if vesting conditions are not met), and other compensation in the amount of $4,490.

Director Compensation Plan

Pursuant to the terms of our director compensation policy, non-employee directors will be entitled to the following compensation for service on our Board:

Annual Retainer.  Directors receive an annual cash retainer of $12,000, paid quarterly.

Annual Grant.   Each year, eligible directors will be granted warrants/options to purchase 50,000 shares of common stock.  The grant is immediately vested upon granting. All warrants issued pursuant to the non-executive board compensation policy will have an exercise price equal to the fair market value of our common stock at close of market on the grant date.  The term of the warrants shall be for a period of 10 years from the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described herein, since July 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

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•	in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this prospectus entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this prospectus entitled “Director Compensation.”

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Nevada law.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of October 15, 2013, with respect to the holdings of (1) each person who is the beneficial owner of more than five percent of our common stock, (2) each of our directors, (3) each named executive officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of October 15, 2013. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. The address of each director and officer is c/o Research Solutions, Inc., 5435 Balboa Blvd., Suite 202, Encino, California 91316. Applicable percentage ownership in the following table is based on 17,121,298 shares of common stock outstanding as of October 15, 2013 plus, for each person, any securities that person has the right to acquire within 60 days of October 15, 2013.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares
Greater than 5% Shareholder:
Bristol Investment Fund, Ltd. (1) (2) 69 Dr. Roy's Drive George Town, Grand Cayman Cayman Islands, KY1-1102	4,783,910	27.7%
Directors and Executive Officers:
Peter Victor Derycz (3)	4,033,333	23.6%
Alan Louis Urban (4)	254,195	1.5%
Scott Ahlberg (5)	216,235	1.3%
Janice Peterson (6)	223,666	1.3%
Gen. Merrill McPeak (7)	150,000	* %
Scott Ogilvie (7)	150,000	* %
Gregory Suess (7)	150,000	* %
All Directors and Executive Officers as a group (7 persons) (8)	5,177,429	28.6%

*	Less than 1%.
(1)	Paul Kessler exercises investment and voting control over the shares held by Bristol Investment Fund, Ltd. and is the brother-in-law of Peter Victor Derycz.
(2)	Includes warrants to purchase 162,500 shares of common stock at an exercise price of $2.00 per share.
(3)	Includes 400,000 shares owned by the wife of Mr. Derycz and 4,905 shares owned by each of the four children of Mr. Derycz, and 33,333 shares of restricted stock. The restricted stock was granted on September 6, 2013, and vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.

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(4)	Includes options to purchase 100,000 shares of common stock at an exercise price of $1.02 per share, options to purchase 72,917 shares of common stock at an exercise price of $1.30 per share, 7,273 shares of restricted stock granted on May 20, 2013, and 25,833 shares of restricted stock granted on September 6, 2013. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(5)	Includes options to purchase 75,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 20,000 shares of common stock at an exercise price of $1.02 per share, 7,758 shares of restricted stock granted on May 20, 2013, and 26,667 shares of restricted stock granted on September 6, 2013. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(6)	Includes options to purchase 85,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 40,000 shares of common stock at an exercise price of $1.02 per share, 5,333 shares of restricted stock granted on May 20, 2013, and 18,333 shares of restricted stock granted on September 6, 2013. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(7)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $1.25 per share, warrants to purchase 50,000 shares of common stock at an exercise price of $1.19 per share, and options to purchase 50,000 shares of common stock at an exercise price of $1.15 per share.
(8)	Includes warrants to purchase 150,000 shares of common stock at an exercise price of $1.25 per share, warrants to purchase 150,000 shares of common stock at an exercise price of $1.19 per share, options to purchase 150,000 shares of common stock at $1.00 per share, options to purchase 160,000 shares of common stock at $1.02 per share, options to purchase 150,000 shares of common stock at $1.15 per share, options to purchase 72,917 shares of common stock at $1.30 per share and options to purchase 160,000 shares of common stock at $1.50 per share.

EXPERTS

The financial statements included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the report of Weinberg and Company, P.A our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The Silvestre Law Group, P.C. has given us an opinion relating to the issuance of the common stock being registered. The Silvestre Law Group, P.C. or its various principals and/or affiliates, own 115,862 shares of our common stock and options and/or warrants to purchase 199,999 shares.

WHERE YOU CAN FIND MORE INFORMATION

We make our public filings with the SEC, including our Proxy, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the Company’s website at www.researchsolutions.com or on the SEC’s web site, http://www.sec.gov. We have not incorporated by reference into this prospectus, the information in, or that can be accessed through our website, and should not consider it to be a part of this prospectus. You may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549 on official business days during the hours of 10 a.m to 3 p.m. eastern time. At present, we are not required to deliver an annual report to security holders. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

Research Solutions, Inc.

Attn: Alan Urban, Chief Financial Officer

5435 Balboa Blvd., Ste. 202

Encino, CA 91316

(310) 477-0354

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INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Research Solutions, Inc. for the Years ended June 30, 2013 and 2012.

Condensed Consolidated Balance Sheets as of September 30, 2013 (Unaudited) and June 30, 2013	F-22

Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the Three Months ended September 30, 2013 and 2012	F-23

Unaudited Condensed Consolidated Statement of Stockholders' Equity (Deficiency) for the Three Months ended September 30, 2013	F-24

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months ended September 30, 2013 and 2012	F-25

Notes to Unaudited Condensed Consolidated Financial Statements for the Three Months ended September 30, 2013 and 2012	F-27

F-1

Item 8. Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc. and Subsidiaries

Encino, California

We have audited the accompanying consolidated balance sheets of Research Solutions, Inc., formerly Derycz Scientific, Inc., (the “Company”) and Subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of operations and other comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Research Solutions, Inc. and Subsidiaries as of June 30, 2013 and 2012 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Weinberg and Company, P.A

September 30, 2013

Los Angeles, California

F-2

Research Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	June 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,699,969	$3,150,978
Accounts receivable:
Trade receivables, net of allowance of $211,743 and $163,455, respectively	4,966,717	6,099,471
Due from factor	165,971	197,039
Inventory	171,682	363,641
Prepaid expenses and other current assets	327,532	175,223
Prepaid royalties	351,852	415,339
Total current assets	7,683,723	10,401,691

Other assets:
Property and equipment, net of accumulated depreciation of $1,094,953 and $1,369,782, respectively	831,231	1,294,517
Intangible assets, net of accumulated amortization of $308,245 and $189,783, respectively	123,482	65,510
Deposits and other assets	286,073	244,202
Total assets	$8,924,509	$12,005,920

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable and accrued expenses	$7,530,034	$9,554,754
Capital lease obligations, current	221,461	640,116
Notes payable, current	55,293	53,452
Due to factor	246,221	256,636
Line of credit	-	1,000,000
Deferred revenue	53,216	68,901
Total current liabilities	8,106,225	11,573,859

Long term liabilities:
Notes payable, long term	11,059	53,452
Capital lease obligations, long term	493,045	813,173
Total liabilities	8,610,329	12,440,484

Commitments and contingencies

Stockholders’ equity (deficiency):
Preferred stock; $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 16,970,465 and 17,069,437 shares issued and outstanding, respectively	16,970	17,069
Additional paid-in capital	14,213,443	13,671,873
Accumulated deficit	(13,992,238)	(14,184,160)
Accumulated other comprehensive income	76,005	60,654
Total stockholders’ equity (deficiency)	314,180	(434,564)
Total liabilities and stockholders’ equity (deficiency)	$8,924,509	$12,005,920

See notes to consolidated financial statements

F-3

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Income (Loss)

	Years ended
	June 30,
	2013	2012

Revenue	$45,498,526	$42,818,541
Cost of revenue	35,948,380	34,778,307
Gross profit	9,550,146	8,040,234

Operating expenses:
Selling, general and administrative	8,839,428	10,722,321
Depreciation and amortization	590,922	1,456,130
Impairment loss related to the acquisition of TAAG	-	1,602,638
Impairment loss on intangible assets related to intellectual property licenses	-	688,138
Impairment loss related to the acquisition of Pools Press	-	223,385
Loss on facility sublease	233,015	-
(Gain) loss on sale of fixed assets	(476,904)	315
Total operating expenses	9,186,461	14,692,927
Income (loss) from operations	363,685	(6,652,693)

Other income (expenses):
Interest expense	(89,411)	(220,665)
Other income (expense)	(84,023)	18,963
Total other expense	(173,434)	(201,702)
Income (loss) before income tax benefit	190,251	(6,854,395)
Income tax benefit	1,671	322,106

Net income (loss)	191,922	(6,532,289)
Other comprehensive income:
Foreign currency translation	15,351	72,244
Comprehensive income (loss)	$207,273	$(6,460,045)

Net income (loss) per common share:
Basic	$0.01	$(0.38)
Diluted	$0.01	$(0.38)

Weighted average shares outstanding:
Basic	17,123,460	17,045,824
Diluted	17,262,652	17,045,824

See notes to consolidated financial statements

F-4

Research Solutions, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity (Deficiency)

For the Years Ended June 30, 2013 and 2012

			Additional		Other	Total Stockholders'
	Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Deficit	Income	(Deficiency)

Balance, July 1, 2011	16,822,509	$16,823	$13,468,580	$(7,651,871)	$(11,590)	$5,821,942

Fair value of vested stock options	-	-	175,951	-	-	175,951

Common shares issued upon exercise of warrants	246,928	246	(246)	-	-	-

Fair value of warrants issued for services	-	-	210,712	-	-	210,712

Adjustment to fair value of warrants granted to consultants	-	-	(447,838)	-	-	(447,838)

Fair value of warrant extensions	-	-	264,714	-	-	264,714

Net loss for the period	-	-	-	(6,532,289)	-	(6,532,289)

Foreign currency translation	-	-	-	-	72,244	72,244

Balance, June 30, 2012	17,069,437	17,069	13,671,873	(14,184,160)	60,654	(434,564)

Fair value of vested stock options	-	-	323,776	-	-	323,776

Common shares issued upon exercise of stock options	21,766	22	(22)	-	-	-

Fair value of common shares issued for customer list	182,244	182	154,726	-	-	154,908

Common shares retired	(336,921)	(337)	337	-	-	-

Fair value of common stock issued for services	33,939	34	62,753	-	-	62,787

Net income for the period	-	-	-	191,922	-	191,922

Foreign currency translation	-	-	-	-	15,351	15,351

Balance, June 30, 2013	16,970,465	$16,970	$14,213,443	$(13,992,238)	$76,005	$314,180

See notes to consolidated financial statements

F-5

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended
	June 30,
	2013	2012

Cash flow from operating activities:
Net income (loss)	$191,922	$(6,532,289)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	617,898	1,529,222
Fair value of vested stock options	323,776	175,951
Fair value of warrants issued for services, net of adjustment	-	(237,126)
Fair value of warrant extensions	-	264,714
Fair value of common stock issued for services	62,787	-
(Gain) loss on sale of fixed assets	(476,904)	315
Impairment loss related to the acquisition of TAAG	-	1,602,638
Impairment loss on intangible assets related to intellectual property licenses	-	688,138
Impairment loss related to the acquisition of Pools Press	-	223,385
Deferred income tax liability	-	(350,000)
Loss on facility sublease	233,015	-

Changes in assets and liabilities:
Accounts receivable	1,132,754	591,191
Inventory	191,959	395,866
Due from factor	31,068	159,501
Prepaid expenses and other current assets	(152,309)	141,788
Prepaid royalties	63,487	830,533
Deposits and other assets	(41,871)	64,755
Accounts payable and accrued expenses	(2,257,735)	2,509,219
Deferred revenue	(15,685)	(89,339)
Net cash provided by (used in) operating activities	(95,838)	1,968,462

Cash flow from investing activities:
Purchase of property and equipment	(101,028)	(183,108)
Purchase of intangible assets	(21,526)	(227,599)
Proceeds from sale of fixed assets	573,574	750
Net cash provided by (used in) investing activities	451,020	(409,957)

Cash flow from financing activities:
Advances (payments) to factor	(10,415)	256,636
Payment of notes payable	(40,552)	(56,428)
Payment of capital lease obligations	(738,783)	(868,006)
Payment of related parties	-	(71,902)
Advances (payments) under line of credit	(1,000,000)	(748,673)
Net cash used in financing activities	(1,789,750)	(1,488,373)

Effect of exchange rate changes	(16,441)	212,586
Net increase (decrease) in cash and cash equivalents	(1,451,009)	282,718
Cash and cash equivalents, beginning of period	3,150,978	2,868,260
Cash and cash equivalents, end of period	$1,699,969	$3,150,978

See notes to consolidated financial statements

F-6

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

	Years Ended
	June 30,
	2013	2012

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$(1,671)	$27,894
Cash paid for interest	$89,411	$220,665

Supplemental disclosures of non-cash investing and financing activities:
Acquisition of customer list through the issuance of common shares	$154,908	$-
Capital lease obligation incurred for purchase of equipment	$-	$375,722

See notes to consolidated financial statements

F-7

RESEARCH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended June 30, 2013 and 2012

Note 1. Organization, Nature of Business and Basis of Presentation

Organization

Research Solutions, Inc. (the “Company”) was incorporated in the State of Nevada on November 2, 2006.  On March 4, 2013, the Company consummated a merger with DYSC Subsidiary Corporation, the Company’s wholly-owned subsidiary, pursuant to which the Company, in connection with such merger, amended its Articles of Incorporation to change its name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.). Research Solutions, Inc. is a publicly traded holding company with three wholly owned subsidiaries: Reprints Desk, Inc., a Delaware corporation (“Reprints Desk”); Reprints Desk Latin America S. de R.L. de C.V, an entity organized under the laws of Mexico; and Techniques Appliquées aux Arts Graphiques, S.p.A. (“TAAG”), an entity organized under the laws of France.

Nature of Business

Our mission is to provide research solutions that facilitate the flow of information from the publishers of scientific, technical, and medical (“STM”) content to enterprise customers in life science and other research intensive organizations around the world. We provide customers with access to hundreds of thousands of newly published articles each year in addition to the tens of millions of existing articles that have been published in the past, helping them to identify the most useful and relevant content for their activities. In addition to serving end users of content, we also serve STM publishers by insuring compliance with applicable copyright laws. We have developed proprietary software and Internet-based interfaces that allow customers to find, electronically receive and legally use the content that is critical to their research.

We provide three types of solutions to our customers: research solutions, marketing solutions, and printing solutions.

Research Solutions

Researchers and regulatory personnel in life science and other research intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as “Single Article Delivery” or “Document Delivery.” We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have developed proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and maximize the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific information. In some cases, our proprietary software allows us to fully automate the order fulfillment process. Our services alleviate the need for our customers to develop internal systems or contact multiple content publishers in order to obtain the content that is critical to their research.

Marketing Solutions

Marketing departments in life science and other research intensive organizations generally require large quantities of printed copies of published STM journal articles called “Reprints.” They generally supply Reprints to doctors who may prescribe their products and at conferences. We are responsible for the printing and delivery of Reprint orders, and we also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. Whenever possible, we utilize TAAG for printing and logistics. Electronic copies, called “ePrints,” are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increase the efficiency of our customers’ content purchases by transitioning from paper reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life sciences industry.

Printing Solutions

Our printing solutions, exclusively performed by TAAG, our French operating subsidiary, include a variety of hard copy, professionally printed materials that are used for retail and marketing purposes, including Reprints, as well as regulatory sensitive marketing materials and clinical trial kits.

Liquidity

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of June 30, 2013, we had an accumulated deficit of $13,992,238 and stockholders’ equity of $314,180. For our fiscal years ended June 30, 2013 and 2012, we earned net income of $191,922, and incurred net loss of $6,532,289, respectively. We cannot predict if we will be profitable. We may continue to incur losses for an indeterminate period of time and may never sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to sustain or increase our profitability on a quarterly or annual basis.

F-8

North American Operations (Reprints Desk)

The Company believes that its current cash resources and cash flow from our North American operations will be sufficient to sustain current North American operations for the next twelve months.  The Company expects to continue to produce cash from North American operating activities; however, there are no assurances that such results will be achieved.  The Company is currently negotiating to renew the line of credit with SVB, however, if the line of credit is not renewed management believes it will not have a material effect on North American operations or liquidity.

TAAG (France)

The Company believes that its current cash resources and cash flow from TAAG may not be sufficient to sustain TAAG operations for the next twelve months. During the year ended June 30, 2013, TAAG earned net income from operations of $335,272, and at June 30, 2013, had a working capital deficiency of approximately $1,200,000. In addition, approximately $420,000 of payroll and VAT taxes were delinquent at June 30, 2013. Effective June 30, 2013, the Company contributed a loan receivable from TAAG totaling $1,009,115 to TAAG’s capital to improve TAAG’s liquidity. The Company’s line of credit with Silicon Valley Bank limits the amount of funding of TAAG to $50,000 and no additional financing for TAAG is in place. Revenue from TAAG has stabilized, however, significant net losses in prior years have been incurred. Our overall strategy is to improve TAAG’s revenue, operations, and profitability. As a result, we have, and continue to, perform financial and operational analysis on TAAG. We have replaced all executive and accounting management at TAAG and hired a new executive manager and engaged a professional accounting services firm to ensure these improvements, however, there is no assurance that such results will be achieved. In the event that TAAG liquidates our exposure to creditors in France is limited to the assets of TAAG, with the exception of a $50,000 guarantee by the Company in favor of the landlord on the facility lease. In the event that TAAG liquidates we could lose a significant percentage of revenue, or all revenue, from TAAG. As a result, during the year ended June 30, 2012, the Company determined that the recorded values of goodwill of $1,344,219 and intangible assets with a remaining net book value of $617,757 that arose upon the acquisition of TAAG were impaired. Accordingly, during the year ended June 30, 2012, the Company recorded an impairment loss of $1,602,638 that represents the impairment of the goodwill and the unamortized value of intangible assets, offset by the elimination of the earnout liability of $359,338 which we estimate will no longer be payable.  In addition, the Company also recorded an income tax benefit of $350,000 to reduce the deferred tax liability recorded upon the acquisition of TAAG that was related to the intangible assets of TAAG written off in 2012.

Principles of Consolidation

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

These estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, analysis of impairments of recorded goodwill and intangibles, accruals for potential liabilities and assumptions made in valuing equity instruments issued for services or acquisitions.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Fair value of financial instruments

Effective January 1, 2008, fair value measurements are determined by the Company's adoption of authoritative guidance issued by the Financial Accounting Standards Board (the “FASB”), with the exception of the application of the statement to non-recurring, non-financial assets and liabilities as permitted. Fair value is defined in the authoritative guidance as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.

Level 3 – Unobservable inputs based on the Company's assumptions.

F-9

The Company is required to use observable market data if such data is available without undue cost and effort. The Company has no fair value items required to be disclosed as of June 30, 2013 or 2012.

Allowance for doubtful accounts

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding. The Company established an allowance for doubtful accounts of $211,743 and $163,455 as of June 30, 2013 and 2012, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit. The Company does not anticipate incurring any losses related to these credit risks. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and intends to maintain allowances for anticipated losses, as required.

Cash denominated in Euros with a US Dollar equivalent of $393,093 and $763,462 at June 30, 2013 and 2012, respectively, was held in accounts at financial institutions located in Europe.

The following table summarizes accounts receivable concentrations:

	As of June 30,
	2013	2012
Customer A	11%	18%

The following table summarizes revenue concentrations:

	Twelve Months Ended June 30,
	2013	2012
Customer A	11%	11%
Customer B	14%	*

The following table summarizes vendor concentrations:

	Twelve Months Ended June 30,
	2013	2012
Vendor A	22%	*
Vendor B	16%	18%
Vendor C	11%	12%
Vendor D	*	13%

* Less than 10%

Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3 to 7 years. Leasehold improvements are amortized over the shorter of the useful lives of the related assets, or the lease term. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the consolidated statements of operations.

Goodwill and Intangible Assets

Management performs impairment tests of goodwill and indefinite-lived intangible assets at least annually, or whenever an event occurs or circumstances change that indicate impairment has more likely than not occurred.

F-10

The Company accounts for acquisition of a business in accordance with guidance issued by the Financial Accounting Standards Board (the "FASB"), which may result in the recognition of goodwill. Goodwill is not amortized, rather, goodwill is assessed for impairment at least annually. Management tests goodwill for impairment at the reporting unit level. The Company has two reportable diverse geographical concentrations. The Company tests goodwill by using a two-step process. In the first step, the fair value of the reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

               The Company reviews intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If the carrying value of an asset exceeds its undiscounted cash flows, the Company writes down the carrying value of the intangible asset to its fair value in the period identified. If the carrying value of assets is determined not to be recoverable, the Company records an impairment loss equal to the excess of the carrying value over the fair value of the assets. The Company’s estimate of fair value is based on the best information available, in the absence of quoted market prices. The Company generally calculates fair value as the present value of estimated future cash flows that the Company expects to generate from the asset using a discounted cash flow income approach as described above. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

As of June 30, 2013, the Company determined that there were no indicators of impairment of its recorded intangible assets.

During the year ended June 30, 2012, the Company determined that the recorded values of goodwill of $1,344,219 and intangible assets with a remaining net book value of $617,757 that arose upon the acquisition of TAAG were impaired. Accordingly, during the year ended June 30, 2012, the Company recorded an impairment loss of $1,602,638 that represents the impairment of the goodwill and the unamortized value of intangible assets as of March 31, 2012, offset by the elimination of the earnout liability of $359,338 which the Company estimates will no longer be payable. In addition, the Company also recorded an income tax benefit of $350,000 to reduce the deferred tax liability created upon the acquisition of TAAG that management determined was no longer necessary (See Note 3).

During the year ended June 30, 2012, the Company determined that the recorded value of goodwill of $233,385 that arose upon the acquisition of Pools Press was impaired. Accordingly, during the year ended June 30, 2012, the Company recorded an impairment loss of $233,385 that represents the impairment of the goodwill (See Note 4).

In addition, during the year ended June 30, 2012, the Company determined that the recorded value of intangible assets related to intellectual property licenses were impaired. Accordingly, during the year ended June 30, 2012, the Company recorded an impairment loss of $688,138 that represents the unamortized value of intangible assets related to intellectual property licenses as of March 31, 2012 (See Note 6).

Revenue Recognition

The Company’s policy is to recognize revenue when services have been performed, risk of loss and title to the product transfers to the customer, the selling price is fixed or determinable, and collectability is reasonably assured. We generate revenue by providing three types of services to our customers: Single Article Delivery, Reprints and ePrints, and Printing and Logistics services.

Single Article Delivery

We charge a transactional service fee for the electronic delivery of single articles, and a corresponding copyright fee for the permitted use of the content. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have non-exclusive arrangements with numerous content publishers that allow us to distribute their content. Many of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though Single Article Delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow. We also help customers connect to free content on the Internet when available. The Company recognizes revenue from Single Article Delivery services upon delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Reprints and ePrints

We charge a transactional fee for each Reprint or ePrint order and are responsible for printing and delivery of Reprint orders, and the electronic delivery and, in some cases, the electronic delivery mechanism of ePrint orders. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. When possible, we obtain the right to print the order from the content publisher, and utilize TAAG for printing and logistics. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements. The Company recognizes revenue from reprints and ePrints services upon shipment or electronic delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

F-11

Printing and Logistics Services

We charge a transactional fee for each order of hard copy printed material. We are responsible for printing and delivering the order. Printing and Logistics services are exclusively performed by TAAG. The Company recognizes revenue from printing services when the printed materials have been shipped to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the FASB Accounting Standards Codification, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's Statements of Operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with Topic 505 of the FASB Accounting Standards Codification, whereby the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars, the functional currency of the Company. Capital accounts of foreign subsidiaries are translated into US Dollars from foreign currency at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. Although the majority of our revenue and costs are in US dollars, the revenues and costs of TAAG are in Euros. As a result, currency exchange fluctuations may impact our revenue and the costs of our operations. We currently do not engage in any currency hedging activities.

Net Income (Loss) Per Share

Basic net income per share is computed by dividing the net income by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include stock options and warrants. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period.

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted net loss per common share is the same for all periods presented with a net loss because all warrants and stock options outstanding are anti-dilutive.

The calculation of basic and diluted net income (loss) per share is presented below:

	As of June 30,
	2013	2012
Numerator:
Net income (loss)	$191,922	$(6,532,289)

Denominator:
Weighted average shares outstanding (basic)	17,123,460	17,045,824
Effect of diluted securities	139,192	-
Weighted average shares outstanding (diluted)	17,262,652	17,045,824

Earnings loss per share:
Basic	$0.01	$(0.38)
Diluted	$0.01	$(0.38)

F-12

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Recently Issued Accounting Pronouncements

In March 2013, the FASB issued ASU 2013-05 Topic 830, “Foreign Currency Matters” (“ASU 2013-05”). ASU 2013-05 resolves the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, ASU 2013-05 applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. ASU 2013-02 became effective for the company prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The Company does not expect the adoption of this guidance to have a material effect on the Company’s unaudited condensed consolidated financial statements.

The FASB has issued Accounting Standards Update (ASU) No. 2013-04, Liabilities (Topic 405), “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s unaudited condensed consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists (A Consensus the FASB Emerging Issues Task Force). ASU 2013-11 provides guidance on financial statement presentation of unrecognized tax benefit when a net operating loss carrforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This amendment is effective for public entities for fiscal years beginning after December 15, 2013 and interim periods within those years. The company does not expect the adoption of this standard to have a material impact on the Company’s unaudited condensed consolidated financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Note 3. Impairment Loss Related to the Acquisition of TAAG

On March 31, 2011, the Company entered into an agreement with Fimmotaag, S.p.A. (“Fimmotaag”), a privately held company domiciled in France, pursuant to which the Company acquired 100% of the issued and outstanding common stock of TAAG in exchange for 336,921 shares of the Company’s common stock in addition to future payments payable at the option of Fimmotaag in cash or the Company’s common stock under the terms of the purchase agreement.

 During the year ended June 30, 2012, the Company determined that the recorded values of goodwill of $1,344,219 and intangible assets with a remaining net book value of $617,757 that arose upon the acquisition of TAAG were impaired due to continued net losses, and cash resources and cash flow that may not be sufficient to sustain operations. Accordingly, during the year ended June 30, 2012, the Company recorded an impairment loss of $1,602,638 that represents the impairment of the goodwill and the unamortized value of intangible assets, offset by the elimination of the earnout liability of $359,338 which the Company estimates will no longer be payable. In addition, during the year ended June 30, 2012, the Company also recorded an income tax benefit of $350,000 to reduce the deferred tax liability created upon the acquisition of TAAG that management determined was no longer necessary.

On March 28, 2013, the Company entered into a Settlement Agreement with Fimmotaag and its 2 principal owners (the “Settlement Agreement”), pursuant to which Fimmotaag agreed to return 336,921 shares of the Company’s common stock to the Company and to forego future payments payable to Fimmotaag by the Company pursuant to the terms of the agreement under which the Company acquired TAAG from Fimmotaag.

Note 4. Impairment Loss Related to the Acquisition of Pools Press

During the year ended June 30, 2012, the Pools Press subsidiary continued to have losses, and the Company merged the operations of Pools Press into Reprints Desk. At that time, the Company determined that it would no longer be practical to measure the operations of Pools Press. Accordingly, the Company determined that the recorded value of goodwill of $233,385 that arose upon the acquisition of Pools Press should be impaired based upon its prior losses. Accordingly, during the year ended June 30, 2012, the Company recorded an impairment loss of $233,385 that represents the impairment of the goodwill. Pools provided printing services, specializing in reprints, until operations were discontinued in June 2013.

F-13

Note 5. Property and Equipment

Property and equipment consists of the following as of June 30, 2013 and 2012:

	June 30, 2013	June 30, 2012
Computer equipment	$320,328	$296,492
Software	236,920	236,099
Printing equipment	1,206,908	1,953,791
Furniture and fixtures	162,028	169,696
Autos and vans	-	8,221
Total	1,926,184	2,664,299
Less accumulated depreciation	(1,094,953)	(1,369,782)
Net, Property and equipment	$831,231	$1,294,517

Printing equipment includes $1,104,271 and $1,637,743 of equipment under capital leases as of June 30, 2013 and 2012, respectively, and related accumulated depreciation of $541,087 and $768,625 in the same respective periods.

Depreciation expense for the years ended June 30, 2013 and 2012 was $499,440 and $784,933, respectively, with $26,976 and $68,658 recorded under cost of revenue in the same respective periods.

                During the year ended June 30, 2013, the gain on sale of fixed assets consisted primarily of TAAG’s sale of printing equipment with a net book value of $37,322 for a gain of $457,544.

Note 6. Intangible Assets

Intangible assets consist of customer lists which are amortized over an estimated useful life of 2 years, and intellectual property licenses, which are amortized over an estimated useful life of 7 years.

As of June 30, 2013, the Company determined that there were no indicators of impairment of its recorded intangible assets.

During the year ended June 30, 2012, the Company determined that the value of intangible assets related to intellectual property licenses and intangible assets related to the acquisition of TAAG were impaired. Accordingly, the Company recorded an impairment loss of $688,138 that represents the unamortized value of intangible assets related to intellectual property licenses as of March 31, 2012. In addition, the Company recorded an impairment loss of $1,602,638 that represents goodwill and the unamortized value of intangible assets related to the acquisition of TAAG (Note 3).

On November 1, 2012, the Company purchased a customer list for 182,244 shares of common stock valued at approximately $200,000, and an earnout of up to 6.5% of revenue derived from the customer list over a two year period. The customer list is being amortized using an accelerated method that management presently estimates matches the utilization of the list over an estimated useful life of 2 years.

Intangible assets consist of the following as of June 30, 2013 and 2012:

	June 30, 2013	June 30, 2012
Customer lists	$415,302	$238,868
Intellectual property licenses	16,425	16,425
Total	431,727	255,293
Less accumulated amortization	(308,245)	(189,783)
Net, Intangible assets	$123,482	$65,510

Note 7. Line of Credit

The Company entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) on July 23, 2010, which as amended, provides for a $4,000,000 revolving line of credit that matures on October 31, 2013.  On February 8, 2012, the Company entered into an Amendment to the Loan and Security Agreement pursuant to which SVB waived our failure to comply with the minimum tangible net worth financial covenant set forth in the Loan Agreement for the compliance period ending December 31, 2011, the parties agreed to amend the minimum tangible net worth required for various periods in calendar year 2012, and the parties agreed that the principal amount outstanding under the revolving line shall accrue interest at the prime rate plus 2.5% for periods in which the Company maintains an account balance with SVB (less all indebtedness owed to SVB) of at least $800,000 at all times during the prior calendar month (the “Streamline Period”), and at the prime rate plus 4.5% when a Streamline Period is not in effect. The interest rate on the line of credit was 6.5% as of June 30, 2013.  The line of credit is secured by all of the Company’s and its subsidiaries’ assets, excluding TAAG’s assets.

F-14

The line of credit is subject to certain financial and performance covenants with which the Company was in compliance as of June 30, 2013.  The balance outstanding as of June 30, 2013 and 2012 was $0 and $1,000,000, respectively.  As of June 30, 2013 and 2012, approximately $2,000,000 and $1,875,000, respectively, of available credit was unused under the line of credit.

Note 8. Factor Agreements

The Company, through TAAG, has factoring agreements with ABN Amro (“ABN”) and Credit Cooperatif for working capital and credit administration purposes.  Under the agreements, the factors purchase trade accounts receivable assigned to them by the Company.  The accounts are sold (with recourse) at the invoice amount subject to a factor commission and other miscellaneous fees.  Trade accounts receivable not sold remain in the Company's custody and control and the Company maintains all credit risk on those accounts.

Under the agreement with ABN, the Company can borrow up to approximately $1,300,000 (Euro 1,000,000), limited to 40% of its trade accounts.  The factor fee is 0.26% of the customer invoice including VAT and interest is charged on the amount financed at the one month Euribor interest rate plus 1.2%. The interest rate under the agreement was 1.74% per annum at June 30, 2013. As of June 30, 2013 and 2012, $165,971 and $197,039 was due from ABN, respectively.

Under the agreement with Credit Cooperatif, the Company can borrow up to approximately $325,000 (Euro 250,000).  The factor fee is determined on a case by case basis and is not specified in the agreement. The fee charged for the obligations outstanding as of June 30, 2013 was approximately 5%. As of June 30, 2013 and 2012, $246,221 and $256,636 was due to Credit Cooperatif, respectively, that relate to funds paid to the Company not yet returned to the factor.

Note 9. Notes payable

In 2008, TAAG entered into a loan agreement to which outstanding borrowings amounted to $66,352 and $106,904, at June 30, 2013 and 2012, respectively. The note requires quarterly principal and interest payments, bears interest at 6.11% percent per annum, is secured by all the assets of TAAG, and matures in September 2014.

Future principal payments under the note at June 30, 2013 are as follows:

Fiscal Year Ending June 30,	Amount
2014	$55,293
2015	11,059
Total future minimum principal payments	66,352
Less current portion	(55,293)
Long-term portion	$11,059

Note 10. Stockholders’ Equity

Stock Options

In December 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our board of directors and stockholders. The purpose of the Plan is to grant stock and options to purchase our common stock to our employees, directors and key consultants. On November 15, 2012, the maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan increased from 1,500,000 to 3,000,000, as approved by our board of directors and stockholders. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. There were 1,187,829 shares available for grant under the Plan as of June 30, 2013. All current stock option grants are made under the 2007 Equity Compensation Plan.

The majority of awards issued under the Plan vest immediately or over three years, with a one year cliff vesting period, and have a term of ten years. Stock-based compensation cost is measured at the grant date, based on the fair value of the awards that are ultimately expected to vest, and recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

F-15

The following table summarizes vested and unvested stock option activity:

	All Options		Vested Options		Unvested Options
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at June 30, 2011	1,439,000	$1.23	1,153,000	$1.24	286,000	$1.21
Granted	288,000	1.42	68,833	1.79	219,167	1.30
Options vesting	-	-	134,833	1.20	(134,833)	1.20
Exercised	-	-	-	-	-	-
Forfeited/Cancelled	(255,833)	1.21	(215,000)	1.25	(40,833)	1.02
Outstanding at June 30, 2012	1,471,167	1.27	1,141,666	1.27	329,501	1.29
Granted	387,898	1.19	183,898	1.14	204,000	1.24
Options vesting	-	-	193,333	1.25	(193,333)	1.25
Exercised	(85,333)	1.04	(85,333)	1.04	-	-
Forfeited/Cancelled	(80,834)	1.82	(80,834)	1.82	-	-
Outstanding at June 30, 2013	1,692,898	$1.24	1,352,730	$1.23	340,168	$1.29

The following table presents the assumptions used to estimate the fair values based upon a Black-Scholes option pricing model of the stock options granted during the years ended June 30, 2013 and 2012.

	Years Ended June 30,
	2013	2012
Expected dividend yield	0%	0%
Risk-free interest rate	0.67% - 1.08%	0.87% - 1.95%
Expected life (in years)	5 - 6	5 - 6
Expected volatility	130% - 133%	144% - 148%

The weighted average remaining contractual life of all options outstanding as of June 30, 2013 was 7.11 years. The remaining contractual life for options vested and exercisable at June 30, 2013 was 6.57 years. Furthermore, the aggregate intrinsic value of all options outstanding as of June 30, 2013 was $984,606, and the aggregate intrinsic value of options vested and exercisable at June 30, 2013 was $803,456, in each case based on the fair value of the Company’s common stock on June 30, 2013. The total fair value of options vested during the year ended June 30, 2013 was $323,776 and is included in selling, general and administrative expenses in the accompanying statement of operations.  As of June 30, 2013, the amount of unvested compensation related to these options was $283,099 which will be recorded as an expense in future periods as the options vest.

On July 20, 2012, a former employee exercised options to purchase 73,333 shares of the Company’s common stock on a cashless basis. The Company issued 17,844 shares of common stock as a result of the exercise. In addition, on June 25, 2013, a former employee exercised options to purchase 12,000 shares of the Company’s common stock on a cashless basis. The Company issued 3,922 shares of common stock as a result of the exercise.

Additional information regarding stock options outstanding and exercisable as of June 30, 2013 is as follows:

Option Exercise Price	Options Outstanding	Remaining Contractual Life (in years)	Options Exercisable
$1.00	347,000	5.91	347,000
1.02	287,000	7.08	287,000
1.07	53,898	9.30	33,898
1.15	278,000	9.61	150,000
1.25	32,000	9.63	-
1.30	263,000	8.68	131,500
1.50	380,000	4.56	380,000
1.85	24,000	9.89	-
3.00	15,000	7.54	12,500
3.05	10,000	7.62	8,332
3.65	3,000	7.73	2,500
Total	1,692,898		1,352,730

F-16

Warrants

The following table summarizes warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, June 30, 2011	2,894,684	$1.98
Granted	155,000	1.27
Exercised	(462,502)	1.35
Expired	(11,000)	1.50
Outstanding, June 30, 2012	2,576,182	2.06
Granted	-	-
Exercised	-	-
Expired	(200,009)	2.00
Outstanding, June 30, 2013	2,376,173	$2.06
Exercisable, June 30, 2012	2,576,182	$2.06
Exercisable, June 30, 2013	2,376,173	$2.06

The intrinsic value for all warrants outstanding as of June 30, 2013 was $190,667, based on the fair value of the Company’s common stock on June 30, 2013.

On July 1, 2011, the Company issued warrants to purchase an aggregate of 5,000 shares of the Company’s common stock to two consultants in exchange for services. All of these warrants vested immediately and expire on July 1, 2016. 2,500 of the warrants have an exercise price of $3.50 per share, and 2,500 of the warrants have an exercise price of $4.00 per share. The fair value of the warrants, as calculated pursuant to the Black-Scholes option pricing model, was determined to be $8,614, and was charged to operations during the year ended June 30, 2012. The fair value of the warrants was calculated using the following assumptions: term of 5 years; expected volatility of 73%; no dividend yield, and risk-free interest rate of 0.92%.

On July 17, 2011, the Company agreed to extend to July 17, 2012 the expiration date of then outstanding warrants to purchase 200,009 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders agreed to relinquish the cashless exercise feature of the warrants in exchange for the extension of the expiration date. On July 17, 2011, the fair value of the warrant extension, as calculated pursuant to the Black-Scholes option pricing model, was determined to be $264,714, and was charged to operations during the year ended June 30, 2012. The fair value of the warrant extension was calculated using the following assumptions: term of 1 year; expected volatility of 73%; no dividend yield, and risk-free interest rate of  0.92%.

In October and December 2010, the Company issued warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock to two consultants for services to be rendered under consulting agreements with the Company. All of the consultant warrants have a four-year exercise term. Warrants to purchase 400,000 common shares, exercisable at $1.25 per share, vested immediately. Of the aggregate issuance, warrants to purchase 333,333 shares are exercisable at $1.75 per share and warrants to purchase 266,667 shares are exercisable at $2.25 per share, all of which vest over a one-year period. In the periods prior to July 1, 2011, the Company recorded $1,175,748 of compensation cost relating to the vesting of these warrants based on their fair value at the reporting date.  At September 30, 2011, the warrants fully vested and the Company determined that the fair value of the unvested warrants upon vesting was $727,910 as calculated using the Black Scholes option pricing model with the following assumptions; no dividend yield, risk free interest rate of 4.5%, expected volatility of 73%, and an expected term of the warrants of 4 years. The fair value of $727,910 reflected a decrease of $447,838 from the fair value of $1,175,748 at June 30, 2011. As such the Company recognized a gain of $447,838 during the year ended June 30, 2012.

In November 2010, the Company issued to three members of the board of directors warrants to purchase an aggregate of 150,000 shares of the Company’s common stock at an exercise price of $1.25 per share. Each of the warrants is subject to the following vesting schedule: 12,500 shares vested and became exercisable under the warrant on each of December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011. Each warrant expires on November 5, 2015. The fair market value of the warrants upon issuance was $161,304 calculated using a Black-Scholes option pricing model with the following assumptions; no dividend yield, risk free interest rate of 4.5%, expected volatility of 73%, and an expected term of the warrants of 4 years. Stock based compensation cost of $40,326 was recorded during the year ended June 30, 2012 for warrants vesting during the period.

On August 4, 2011, warrant holders exercised warrants to purchase 462,502 shares of the Company’s common stock on a cashless basis. The Company issued 246,928 shares of common stock as a result of those exercises.

On December 19, 2011, the Company issued to three members of the board of directors warrants to purchase an aggregate of 150,000 shares of the Company’s common stock at an exercise price of $1.19 per share. All of the warrants vested immediately and expire on December 19, 2021. The fair market value of the warrants upon issuance was $161,773 calculated using a Black-Scholes option pricing model with the following assumptions; no dividend yield, risk free interest rate of 1.95%, expected volatility of 148%, and an expected term of the warrants of 5 years. Stock based compensation cost of $161,773 was recorded during the year ended June 30, 2012 for the issuance of these warrants.

F-17

Additional information regarding warrants outstanding and exercisable as of June 30, 2013 is as follows:

Warrant Exercise Price	Warrants Outstanding	Remaining Contractual Life (in years)	Warrants Exercisable
$1.19	150,000	8.48	150,000
1.25	150,000	2.35	150,000
1.75	333,331	1.39	333,331
2.00	1,081,175	0.33	1,081,175
2.25	266,667	1.48	266,667
3.00	390,000	0.63	390,000
3.50	2,500	3.01	2,500
4.00	2,500	3.01	2,500
Total	2,376,173		2,376,173

Issuance of Common Stock

On May 20, 2013, the Company issued 33,913 shares of common stock to employees. The grant date fair value of these shares was $1.85 per share. The fair value of restricted stock awards is estimated by market price of our common stock on the date of grant. Stock based compensation expense for these awards was determined based on the grant date fair value applied to the total number of shares awarded. Stock based compensation expense of $62,787 was recorded during the year ended June 30, 2013 for these restricted stock awards, and, as of June 30, 2013, there was no associated unrecognized compensation expense.

Note 11. Contingencies and Commitments

               Operating Leases for Facilities

The Company leases executive offices in Encino, California in accordance with the terms of a non-cancelable operating lease agreement. The lease requires monthly payments between $4,820 and $5,115 through May 2015, and is being accounted for by the Company on a straight-line basis over the term of the lease.

The Company leases a printing facility, of which operations were discontinued in June 2013, in Northbrook, Illinois in accordance with the terms of a non-cancelable operating lease agreement. The lease requires monthly payments between $8,250 and $8,500 through May 2016, and is being accounted for by the Company on a straight-line basis over the term of the lease. In addition to monthly rentals, the lease requires the payment of real estate taxes and maintenance. On March 24, 2013, we entered into an agreement to sublease the facility to a third party effective April 1, 2013. The sublease calls for monthly rental proceeds of $4,265 from June 2013 to August 2013, and $6,300 from September 2013 to May 2016. The amount of the expected rental proceeds from the sublease will be $233,015 less than the amount the Company is contractually obligated to pay under the lease agreement. The deficiency of the expected sublease income over the remaining contractual rent liability was recorded as loss on facility sublease during the year ended June 30, 2013.

TAAG leases a printing facility and offices in France, in accordance with the terms of a non-cancelable operating lease agreement. The lease, as amended, requires monthly payments of approximately $20,000 (€15,417) through December 2019. The Company has guaranteed approximately $50,000 (€40,000) in favor of the landlord in connection with the lease.

The Company leases offices in Monterrey, Mexico in accordance with the terms of a non-cancelable operating lease agreement. The lease requires monthly payments of approximately $1,300 (18,000 Mexican pesos) through July 2013, and is being accounted for by the Company on a straight-line basis over the term of the lease.

Rent, including real estate taxes, for the years ended June 30, 2013 and 2012 was $559,659 and $468,642, respectively.

               Capital Leases for Equipment

As of June 30, 2013, the Company also has four non-cancelable leases for printing machinery and equipment that are accounted for as capital leases, with aggregate monthly capital lease payments of approximately $27,500, including interest at rates between 4.75% and 5.9% per annum, through September 2016.

Annual future minimum lease payments under operating leases for facilities, net of sublease income, and capital leases for equipment as of June 30, 2013 are as follows:

F-18

Fiscal Year Ending June 30,	Operating Leases for Facilities, Net of Sublease Income	Capital Leases for Equipment
2014	$398,351	$328,116
2015	392,827	325,306
2016	331,177	89,925
2017	271,700	22,481
2018	271,700	-
Thereafter	407,550	-
Total minimum lease payments	$2,073,305	$765,828
Amounts representing interest		(51,322)
Total principal payments		714,506
Less: current portion		(221,461)
Long term portion		$493,045

Legal Proceedings

The Company is involved in legal proceedings in the ordinary course of its business. Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company’s legal proceedings, including any amounts it may be required to pay, will not have a material effect on the Company’s consolidated financial statements.

On March 28, 2013, the Company entered into a Settlement Agreement with Fimmotaag and its 2 principal owners (the “Settlement Agreement”), pursuant to which Fimmotaag agreed to return 336,921 shares of the Company’s common stock to the Company and to forego future payments payable to Fimmotaag by the Company pursuant to the terms of the agreement under which the Company acquired TAAG from Fimmotaag. The 2 principal owners of Fimmotaag also agreed to pay 285,000 Euros that they personally guaranteed to TAAG’s landlord, of which TAAG will reimburse them 100,000 Euros. As a condition of the settlement, the Company placed 100,000 Euros in escrow, which will be applied to their share of the settlement, and has been recorded as a prepaid asset at June 30, 2013. The Settlement Agreement resolves the suit filed within the Commercial Court of Evry, France, by the Company in February 2013 against Fimmotaag and its 2 principal owners. The Company retired the returned shares in April 2013.

Note 12. Income Taxes

The provision for income taxes consists of the following for the years ended June 30, 2013 and 2012:

	June 30, 2013	June 30, 2012
Current
Federal	$-	$-
State	(1,671)	27,894
Deferred
Federal	-	-
Foreign	-	(350,000)
State	-	-
Provision for income tax expense (benefit)	$(1,671)	$(322,106)

During the year ended June 30, 2013, the Company recorded an income tax benefit of $1,671 as a result of refunds of prior years’ state income tax payments. During the year ended June 30, 2012, the Company recorded an income tax benefit of $350,000 to reduce the deferred tax liability recorded upon the acquisition of TAAG that was related to the intangible assets of TAAG written off in 2012.

F-19

               The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	Years Ended June 30,
	2013	2012
Federal income tax rate	34.0%	(34.0)%
State tax, net of federal benefit	(5.0)%	(5.0)%
Permanent differences	625.0%	64.0%
Effect of reversal of deferred tax liability	-%	(4.7)%
Change in valuation allowance	(655.0)%	(25.0)%
Other	-%	-%
Effective income tax rate	(1.0)%	(4.7)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2013 and 2012 are as follows:

	June 30, 2013	June 30, 2012
Deferred tax assets:
Federal net operating loss carryforward	$2,440,048	$2,369,983
State net operating loss carryforward	526,613	509,556
Intangibles amortization	235,956	212,680
Stock based compensation	731,316	599,884
Other	98,602	64,602
Total deferred tax assets	4,032,535	3,756,705
Deferred tax liability
Intangible Assets	-	-
Fixed asset depreciation	22,022	(1,566)
Net deferred tax assets	4,054,557	3,755,139
Less valuation allowance	(4,054,557)	(3,755,139)
	$-	$-

The Company has provided a valuation allowance on the deferred tax assets at June 30, 2013 and 2012 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.  The net change in the valuation allowance for the year ended June 30, 2013 was an increase of $299,418.

At June 30, 2013 and 2012, the Company had federal net operating loss (“NOL”) carryforwards of approximately $7,200,000 and $7,000,000, respectively, and state NOL carryforwards of approximately $5,700,000 and $5,500,000, respectively. Federal NOLs could, if unused, expire in 2030. State NOLs, if unused, could expire in 2020.

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of June 30, 2013 and 2012, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

               The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2008.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of June 30, 2013 and 2012, the Company has no accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2008 through 2013 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 13. Geographical Information

As of June 30, 2013, the Company had two reportable diverse geographical concentrations:  North American Operations and TAAG, which operates in France.  Information related to these operating segments, net of eliminations, consists of the following for the periods below:

F-20

	Year Ended June 30, 2013		Year Ended June 30, 2012
	North American Operations	TAAG (France)	North American Operations	TAAG (France)

Revenue	$35,197,927	$10,300,599	$31,073,984	$11,744,557
Cost of revenue	29,808,254	6,140,126	27,677,462	7,100,845
Selling, general and administrative expenses	4,913,365	3,926,063	5,722,829	4,999,492
Depreciation and amortization	235,860	355,062	364,547	1,091,583
Impairment loss related to the acquisition of TAAG	-	-	-	1,602,638
Impairment loss on intangible assets related to intellectual property licenses	-	-	688,138	-
Impairment loss related to the acquisition of Pools Press	-	-	223,385	-
Loss on facility sublease	233,015	-	-	-
(Gain) loss on sale of fixed assets	(20,980)	(455,924)	315	-
Income (loss) from operations	$28,413	$335,272	$(3,602,692)	$(3,050,001)

	As of June 30, 2013		As of June 30, 2012
	North American Operations	TAAG (France)	North American Operations	TAAG (France)

Current assets	$5,536,474	$2,147,249	$7,765,813	$2,635,878
Property and equipment, net	189,596	641,635	300,831	993,686
Intangible assets, net	123,482	-	65,510	-
Other non-current assets	9,712	276,361	27,155	217,047
Total assets	$5,859,264	$3,065,245	$8,159,309	$3,846,611

Current liabilities	$4,732,746	$3,373,479	$7,468,482	$4,105,377
Long term liabilities	-	504,104	-	866,625
Equity	1,126,518	(812,338)	690,827	(1,125,391)
Total liabilities and equity	$5,859,264	$3,065,245	$8,159,309	$3,846,611

Note 14. Subsequent Events

On September 6, 2013, the Company issued 150,833 shares of restricted stock to employees. These shares vest over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met. The aggregate value of the stock award was $271,499 based on the market price of our common stock of $1.80 per share on the date of grant, which will be amortized over the three years vesting period.

On September 6, 2013, the Company granted an employee options to purchase 30,000 shares of the Company’s common stock at an exercise price of $1.80 per share. These shares vest over a three year period, with a one year cliff vesting period. The options expire on September 6, 2023. The aggregate fair value of the options was approximately $40,000 which will be amortized over the three years vesting period.

On September 23, 2013, the Company granted employees options to purchase 160,050 shares of the Company’s common stock at an exercise price of $1.80 per share. These shares vest over a three year period, with a one year cliff vesting period. The options expire on September 23, 2023. The aggregate fair value of the options was approximately $213,500 which will be amortized over the three years vesting period.

The Company failed to comply with the July 2013 minimum tangible net worth financial covenant set forth in the Loan and Security Agreement, as amended, with SVB. On September 18, 2013, SVB agreed to waive and reset the tangible net worth financial covenant from July 2013 through maturity on the line of credit.

In September 2013, TAAG terminated its factoring agreement with ABN and entered into a new factoring agreement with Natixis.  The terms of the new agreement are substantially the same to that of the old agreement.

F-21

Research Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2013	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,804,881	$1,699,969
Accounts receivable:
Trade receivables, net of allowance of $ 215,125 and $211,743, respectively	4,720,460	4,966,717
Due from factor	162,234	165,971
Inventory	122,435	171,682
Prepaid expenses and other current assets	311,925	327,532
Prepaid royalties	374,422	351,852
Total current assets	7,496,357	7,683,723

Other assets:
Property and equipment, net of accumulated depreciation of $ 1,218,048 and $1,094,953, respectively	761,319	831,231
Intangible assets, net of accumulated amortization of $ 331,455 and $308,245, respectively	103,889	123,482
Deposits and other assets	220,523	286,073
Total assets	$8,582,088	$8,924,509

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,313,800	$7,530,034
Capital lease obligations, current	310,749	221,461
Notes payable, current	57,473	55,293
Due to factor	295,596	246,221
Deferred revenue	21,488	53,216
Total current liabilities	7,999,106	8,106,225

Long term liabilities:
Notes payable, long term	-	11,059
Capital lease obligations, long term	355,609	493,045
Total liabilities	8,354,715	8,610,329

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 17,121,298 and 16,970,465 shares issued and outstanding, respectively	17,121	16,970
Additional paid-in capital	14,306,406	14,213,443
Accumulated deficit	(14,135,185)	(13,992,238)
Accumulated other comprehensive income	39,031	76,005
Total stockholders’ equity	227,373	314,180
Total liabilities and stockholders’ equity	$8,582,088	$8,924,509

See notes to condensed consolidated financial statements

F-22

Research Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Other Comprehensive Loss
(Unaudited)

	Three Months Ended
	September 30,
	2013	2012

Revenue	$8,577,721	$9,541,999
Cost of revenue	6,572,745	7,385,155
Gross profit	2,004,976	2,156,844

Operating expenses:
Selling, general and administrative	2,011,029	1,990,710
Depreciation and amortization	117,351	186,658
Gain on sale of fixed assets	-	(6,879)
Total operating expenses	2,128,380	2,170,489
Loss from operations	(123,404)	(13,645)

Other income (expenses):
Interest expense	(12,647)	(36,837)
Other income (expense)	786	(2,958)
Total other expense	(11,861)	(39,795)
Loss before provision for income taxes	(135,265)	(53,440)
Provision for income tax	(7,682)	(593)

Net loss	(142,947)	(54,033)
Other comprehensive loss:
Foreign currency translation	(36,974)	(27,647)
Comprehensive loss	$(179,921)	$(81,680)

Net loss per common share:
Basic and diluted	$(0.01)	$0.00

Weighted average shares outstanding:
Basic and diluted	16,970,465	17,083,596

See notes to condensed consolidated financial statements

F-23

Research Solutions, Inc. and Subsidiaries
Condensed Consolidated Statement of Stockholders' Equity
For the Three Months Ended September 30, 2013
(Unaudited)

			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit	Income	Equity

Balance, July 1, 2013	16,970,465	$16,970	$14,213,443	$(13,992,238)	$76,005	$314,180

Fair value of vested stock options	-	-	70,489	-	-	70,489

Fair value of restricted common stock issued for services	150,833	151	22,474	-	-	22,625

Net loss for the period	-	-	-	(142,947)	-	(142,947)

Foreign currency translation	-	-	-		(36,974)	(36,974)

Balance, September 30, 2013	17,121,298	$17,121	$14,306,406	$(14,135,185)	$39,031	$227,373

See notes to condensed consolidated financial statements

F-24

Research Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months ended
	September 30,
	2013	2012

Cash flow from operating activities:
Net loss	$(142,947)	$(54,033)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	117,351	199,602
Fair value of vested stock options	70,489	42,172
Fair value of restricted common stock issued for services	22,625	-
Gain on sale of fixed assets	-	(6,879)

Changes in assets and liabilities:
Accounts receivable	246,257	291,156
Inventory	49,247	71,049
Due from factor	3,737	143,705
Prepaid expenses and other current assets	15,607	(179,502)
Prepaid royalties	(22,570)	342,464
Deposits and other assets	65,550	(1,938)
Accounts payable and accrued expenses	(216,234)	(796,201)
Deferred revenue	(31,728)	(9,847)
Net cash provided by operating activities	177,384	41,748

Cash flow from investing activities:
Purchase of property and equipment	(559)	(35,463)
Purchase of intangible assets	(3,617)	-
Proceeds from sale of fixed assets	-	16,357
Net cash used in investing activities	(4,176)	(19,106)

Cash flow from financing activities:
Advances (payments) to factor	49,375	(59,550)
Payment of notes payable	(8,879)	(8,540)
Payment of capital lease obligations	(48,148)	(132,835)
Payments under line of credit	-	(750,000)
Net cash used in financing activities	(7,652)	(950,925)

Effect of exchange rate changes	(60,644)	(47,258)
Net increase (decrease) in cash and cash equivalents	104,912	(975,541)
Cash and cash equivalents, beginning of period	1,699,969	3,150,978
Cash and cash equivalents, end of period	$1,804,881	$2,175,437

See notes to condensed consolidated financial statements

F-25

Research Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (continued)
(Unaudited)

	Three Months ended
	September 30,
	2013	2012

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$7,682	$593
Cash paid for interest	$12,647	$36,837

See notes to condensed consolidated financial statements

F-26

RESEARCH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended September 30, 2013 and 2012 (Unaudited)

Note 1. Organization, Nature of Business and Basis of Presentation

Organization

Research Solutions, Inc. (the “Company”) was incorporated in the State of Nevada on November 2, 2006.  On March 4, 2013, the Company consummated a merger with DYSC Subsidiary Corporation, the Company’s wholly-owned subsidiary, pursuant to which the Company, in connection with such merger, amended its Articles of Incorporation to change its name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.). Research Solutions, Inc. is a publicly traded holding company with three wholly owned subsidiaries: Reprints Desk, Inc., a Delaware corporation (“Reprints Desk”); Reprints Desk Latin America S. de R.L. de C.V, an entity organized under the laws of Mexico; and Techniques Appliquées aux Arts Graphiques, S.p.A. (“TAAG”), an entity organized under the laws of France.

Nature of Business

Our mission is to provide research solutions that facilitate the flow of information from the publishers of scientific, technical, and medical (“STM”) content to enterprise customers in life science and other research intensive organizations around the world. We provide customers with access to hundreds of thousands of newly published articles each year in addition to the tens of millions of existing articles that have been published in the past, helping them to identify the most useful and relevant content for their activities. In addition to serving end users of content, we also serve STM publishers by insuring compliance with applicable copyright laws. We have developed proprietary software and Internet-based interfaces that allow customers to find, electronically receive and legally use the content that is critical to their research.

We provide three types of solutions to our customers: research solutions, marketing solutions, and printing solutions.

Research Solutions

Researchers and regulatory personnel in life science and other research intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as “Single Article Delivery” or “Document Delivery.” We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have developed proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and maximize the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific information. In some cases, our proprietary software allows us to fully automate the order fulfillment process. Our services alleviate the need for our customers to develop internal systems or contact multiple content publishers in order to obtain the content that is critical to their research.

Marketing Solutions

Marketing departments in life science and other research intensive organizations generally require large quantities of printed copies of published STM journal articles called “Reprints.” They generally supply Reprints to doctors who may prescribe their products and at conferences. We are responsible for the printing and delivery of Reprint orders, and we also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. Electronic copies, called “ePrints,” are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increase the efficiency of our customers’ content purchases by transitioning from paper reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life sciences industry.

Printing Solutions

Our printing solutions, exclusively performed by TAAG, our French operating subsidiary, include a variety of hard copy, professionally printed materials that are used for retail and marketing purposes, including Reprints, as well as regulatory sensitive marketing materials and clinical trial kits.

Liquidity

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of September 30, 2013, we had an accumulated deficit of $14,135,185 and stockholders’ equity of $227,373. For the three months ended September 30, 2013, the Company recorded a net loss of $142,947 and cash provided by operating activities was $177,384. We cannot predict if we will be profitable. We may continue to incur losses for an indeterminate period of time and may never sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to sustain or increase our profitability on a quarterly or annual basis.

F-27

North American Operations (Reprints Desk)

The Company believes that its current cash resources and cash flow from our North American operations will be sufficient to sustain current North American operations for the next twelve months. The Company expects to continue to produce cash from North American operating activities; however, there are no assurances that such results will be achieved.

TAAG (France)

The Company believes that its current cash resources and cash flow from TAAG may not be sufficient to sustain TAAG operations for the next twelve months. During the three months ended September 30, 2013, TAAG incurred a net loss from operations of $34,243, and at September 30, 2013, had a working capital deficiency of approximately $1,340,000. In addition, significant net losses in prior years have been incurred and approximately $325,000 of payroll and VAT taxes were delinquent at September 30, 2013. Effective June 30, 2013, the Company contributed a loan receivable from TAAG totaling $1,009,115 to TAAG’s capital to improve TAAG’s liquidity. The Company’s line of credit with Silicon Valley Bank limits the amount of funding of TAAG to a maximum of approximately $335,000, and only to the extent certain warrants are exercised for cash.  The funding period for TAAG under the line of credit expires on March 31, 2014, and no additional financing for TAAG is in place. Our overall strategy is to improve TAAG’s revenue, operations, and profitability, however, there is no assurance that such results will be achieved. In the event that TAAG liquidates our exposure to creditors in France is limited to the assets of TAAG, with the exception of a $50,000 guarantee by the Company in favor of the landlord on the facility lease. In the event that TAAG liquidates we could lose a significant percentage of revenue, or all revenue, from TAAG.

Principles of Consolidation

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC. The condensed consolidated balance sheet as of June 30, 2013 included herein was derived from the audited consolidated financial statements as of that date, but does not include all disclosures, including notes, required by U.S. GAAP.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to fairly present the Company's financial position and results of operations for the interim periods reflected. Except as noted, all adjustments contained herein are of a normal recurring nature. Results of operations for the fiscal periods presented herein are not necessarily indicative of fiscal year-end results.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

These estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, analysis of impairments of recorded goodwill and intangibles, accruals for potential liabilities and assumptions made in valuing equity instruments issued for services or acquisitions.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit. The Company does not anticipate incurring any losses related to these credit risks. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and intends to maintain allowances for anticipated losses, as required.

F-28

Cash denominated in Euros with a US Dollar equivalent of $401,819 and $393,093 at September 30, 2013 and June 30, 2013, respectively, was held in accounts at financial institutions located in Europe.

The following table summarizes accounts receivable concentrations:

	As of September 30,		As of June 30,
	2013		2013
Customer A	15%			*
Customer B		*	11%

The following table summarizes revenue concentrations:

	Three Months Ended
	September 30,
	2013	2012
Customer A	12%		*

The following table summarizes vendor concentrations:

	Three Months Ended
	September 30,
	2013	2012
Vendor A	18%	*
Vendor B	14%	15%
Vendor C	12%	*
Vendor D	12%	11%

* Less than 10%

Revenue Recognition

The Company’s policy is to recognize revenue when services have been performed, risk of loss and title to the product transfers to the customer, the selling price is fixed or determinable, and collectability is reasonably assured. We generate revenue by providing three types of services to our customers: Single Article Delivery, Reprints and ePrints, and Printing and Logistics services.

Single Article Delivery

We charge a transactional service fee for the electronic delivery of single articles, and a corresponding copyright fee for the permitted use of the content.  This service known as Single Article Delivery or Document Delivery, is part of the Article Galaxy journal article platform. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have non-exclusive arrangements with numerous content publishers that allow us to distribute their content. Many of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though Single Article Delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow. We also help customers connect to free content on the Internet when available. The Company recognizes revenue from Single Article Delivery services upon delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Reprints and ePrints

We charge a transactional fee for each Reprint or ePrint order and are responsible for printing and delivery of Reprint orders, and the electronic delivery and, in some cases, the electronic delivery mechanism of ePrint orders. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements. The Company recognizes revenue from reprints and ePrints services upon shipment or electronic delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

F-29

Printing and Logistics Services

We charge a transactional fee for each order of hard copy printed material. We are responsible for printing and delivering the order. Printing and Logistics services are exclusively performed by TAAG. The Company recognizes revenue from printing services when the printed materials have been shipped to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the FASB Accounting Standards Codification, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's Statements of Operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with Topic 505 of the FASB Accounting Standards Codification, whereby the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Foreign Currency Translation

The accompanying condensed consolidated financial statements are presented in United States dollars, the functional currency of the Company. Capital accounts of foreign subsidiaries are translated into US Dollars from foreign currency at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. Although the majority of our revenue and costs are in US dollars, the revenues and costs of TAAG are in Euros. As a result, currency exchange fluctuations may impact our revenue and the costs of our operations. We currently do not engage in any currency hedging activities.

Net Income (Loss) Per Share

Basic net income per share is computed by dividing the net income by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include stock options and warrants. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period.

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted net loss per common share is the same for all periods presented with a net loss because all warrants and stock options outstanding are anti-dilutive.

The calculation of basic and diluted net income (loss) per share is presented below:

	As of September 30,
	2013	2012
Numerator:
Net loss	$(142,947)	$(54,033)

Denominator:
Weighted average shares outstanding (basic)	16,970,465	17,083,596
Effect of diluted securities	-	-
Weighted average shares outstanding (diluted)	16,970,465	17,083,596

Earnings loss per share:
Basic	$(0.01)	$0.00
Diluted	$(0.01)	$0.00

F-30

Recently Issued Accounting Pronouncements

In March 2013, the FASB issued ASU 2013-05 Topic 830, “Foreign Currency Matters” (“ASU 2013-05”). ASU 2013-05 resolves the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, ASU 2013-05 applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. ASU 2013-02 became effective for the company prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The Company does not expect the adoption of this guidance to have a material effect on the Company’s unaudited condensed consolidated financial statements.

The FASB has issued Accounting Standards Update (ASU) No. 2013-04, Liabilities (Topic 405), “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s unaudited condensed consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists (A Consensus the FASB Emerging Issues Task Force). ASU 2013-11 provides guidance on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This amendment is effective for public entities for fiscal years beginning after December 15, 2013 and interim periods within those years. The company does not expect the adoption of this standard to have a material impact on the Company’s unaudited condensed consolidated financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Note 3. Line of Credit

The Company entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) on July 23, 2010, which as amended, provides for a revolving line of credit for the lesser of $4,000,000, or 80% of eligible accounts receivable. The line of credit matures on October 31, 2015, and is subject to certain financial and performance covenants with which we were in compliance as of September 30, 2013. The line of credit bears interest at the prime rate plus 2.5% for periods in which the Company maintains an account balance with SVB (less all indebtedness owed to SVB) of at least $800,000 at all times during the prior calendar month (the “Streamline Period”), and at the prime rate plus 5.25% when a Streamline Period is not in effect. The interest rate on the line of credit was 6.5% as of September 30, 2013. The line of credit is secured by all of the Company’s and its subsidiaries’ assets, excluding TAAG’s assets.

There were no outstanding borrowings under the line as of September 30, 2013 and June 30, 2013, respectively.  As of September 30, 2013 and June 30, 2013, approximately $1,840,000 and $2,000,000, respectively, of available credit was unused under the line of credit.

Note 4. Factor Agreements

The Company, through TAAG, has factoring agreements with Credit Cooperatif and Natixis for working capital and credit administration purposes.  Under the agreements, the factors purchase trade accounts receivable assigned to them by the Company.  The accounts are sold (with recourse) at the invoice amount subject to a factor commission and other miscellaneous fees.  Trade accounts receivable not sold remain in the Company's custody and control and the Company maintains all credit risk on those accounts.

On September 10, 2013, the Company terminated its factoring agreement with ABN Amro. As of September 30, 2013 and June 30, 2013, $0 and $165,971 was due from ABN Amro, respectively.

Under the agreement with Credit Cooperatif, the Company can borrow up to approximately $325,000 (Euro 250,000).  The factor fee is determined on a case by case basis and is not specified in the agreement. The fee charged for the obligations outstanding as of September 30, 2013 was approximately 5%. As of September 30, 2013 and June 30, 2013, $295,596 and $246,221 was due to Credit Cooperatif, respectively, that relate to funds paid to the Company not yet returned to the factor.

On May 3rd, 2013, the Company entered into a factoring agreement with Natixis. The maximum amount the Company can borrow is not specified in the agreement. The factor fee is determined based on the Company's revenue and the average amount of customer invoices.  The fee charged for the obligations outstanding as of September 30, 2013 was approximately 0.45%. In addition, interest is charged on the amount financed at the three month Euribor interest rate plus 1.6%. The interest rate under the agreement was approximately 1.8% per annum at September 30, 2013. As of September 30, 2013 and June 30, 2013, $162,234 and $0 was due from Natixis, respectively.

F-31

Note 5. Stockholders’ Equity

Stock Options

In December 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our board of directors and stockholders. The purpose of the Plan is to grant stock and options to purchase our common stock to our employees, directors and key consultants. On November 15, 2012, the maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan increased from 1,500,000 to 3,000,000, as approved by our board of directors and stockholders. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. There were 846,946 shares available for grant under the Plan as of September 30, 2013. All current stock option grants are made under the 2007 Equity Compensation Plan.

The majority of awards issued under the Plan vest immediately or over three years, with a one year cliff vesting period, and have a term of ten years. Stock-based compensation cost is measured at the grant date, based on the fair value of the awards that are ultimately expected to vest, and recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

The following table summarizes vested and unvested stock option activity:

	All Options		Vested Options		Unvested Options
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at June 30, 2013	1,692,898	1.24	1,352,730	1.23	340,168	1.29
Granted	190,050	1.80	7,400	1.80	182,650	1.80
Options vesting	-	-	24,250	1.47	(24,250)	1.47
Exercised	-	-	-	-	-	-
Forfeited/Cancelled	-	-	-	-	-	-
Outstanding at September 30, 2013	1,882,948	$1.30	1,384,380	$1.24	498,568	$1.47

The weighted average remaining contractual life of all options outstanding as of September 30, 2013 was 7.17 years. The remaining contractual life for options vested and exercisable at September 30, 2013 was 6.58 years. Furthermore, the aggregate intrinsic value of all options outstanding as of September 30, 2013 was $886,152, and the aggregate intrinsic value of options vested and exercisable at September 30, 2013 was $733,335, in each case based on the fair value of the Company’s common stock on September 30, 2013. The total fair value of options vested during the period ended September 30, 2013 was $70,489 and is included in selling, general and administrative expenses in the accompanying statement of operations.  As of September 30, 2013, the amount of unvested compensation related to these options was $466,833 which will be recorded as an expense in future periods as the options vest.

Additional information regarding stock options outstanding and exercisable as of September 30, 2013 is as follows:

		Remaining
		Contractual	Options
Option Exercise Price	Options Outstanding	Life (in years)	Exercisable
$1.00	347,000	5.66	347,000
1.02	287,000	6.83	287,000
1.07	53,898	9.05	33,897
1.15	278,000	9.36	150,000
1.25	32,000	9.38	-
1.30	263,000	8.43	153,417
1.50	380,000	4.31	380,000
1.80	190,050	9.98	7,400
1.85	24,000	9.64	-
3.00	15,000	7.29	13,750
3.05	10,000	7.37	9,166
3.65	3,000	7.48	2,750
Total	1,882,948		1,384,380

F-32

Warrants

The following table summarizes warrant activity:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Outstanding, June 30, 2013	2,376,173	2.06
Granted	-	-
Exercised	-	-
Expired	(150,000)	2.00
Outstanding, September 30, 2013	2,226,173	$2.07
Exercisable, June 30, 2013	2,376,173	$2.06
Exercisable, September 30, 2013	2,226,173	$2.07

The intrinsic value for all warrants outstanding as of September 30, 2013 was $156,000, based on the fair value of the Company’s common stock on September 30, 2013.

Additional information regarding warrants outstanding and exercisable as of September 30, 2013 is as follows:

		Remaining
Warrant	Warrants	Contractual	Warrants
Exercise Price	Outstanding	Life (in years)	Exercisable
$1.19	150,000	8.23	150,000
1.25	150,000	2.10	150,000
1.75	333,331	1.14	333,331
2.00	931,175	0.13	931,175
2.25	266,667	1.22	266,667
3.00	390,000	0.38	390,000
3.50	2,500	2.75	2,500
4.00	2,500	2.75	2,500
Total	2,226,173		2,226,173

Issuance of Restricted Common Stock

On September 6, 2013, the Company issued 150,833 shares of restricted common stock to employees. These shares vest over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met. The aggregate value of the stock award was $271,499 based on the market price of our common stock of $1.80 per share on the date of grant, which will be amortized over the three year vesting period. The total fair value of restricted common stock vested during the period ended September 30, 2013 was $22,625 and is included in selling, general and administrative expenses in the accompanying statement of operations.  As of September 30, 2013, the amount of unvested compensation related to this issuance of restricted common stock was $248,874 which will be recorded as an expense in future periods as the stock vests. When calculating net income (loss) per share, these shares are included in weighted average common shares outstanding from the time they vest.

Note 6. Geographical Information

As of September 30, 2013, the Company had two reportable diverse geographical concentrations:  North American Operations and TAAG, which operates in France.  Information related to these operating segments, net of eliminations, consists of the following for the periods below:

	Three Months Ended
	September 30, 2013
	North
	American	TAAG
	Operations	(France)	Total

Revenue	$6,617,430	$1,960,291	$8,577,721
Cost of revenue	5,419,727	1,153,018	6,572,745
Selling, general and administrative expenses	1,239,313	771,716	2,011,029
Depreciation and amortization	47,551	69,800	117,351
Loss from operations	$(89,161)	$(34,243)	$(123,404)

F-33

	As of September 30, 2013			As of June 30, 2013
	North
	American	TAAG		North American	TAAG
	Operations	(France)	Total	Operations	(France)	Total

Current assets	$5,580,774	$1,915,583	$7,496,357	$5,536,474	$2,147,249	$7,683,723
Property and equipment, net	165,649	595,670	761,319	189,596	641,635	831,231
Intangible assets, net	103,889	-	103,889	123,482	-	123,482
Other non-current assets	9,691	210,832	220,523	9,712	276,361	286,073
Total assets	$5,860,003	$2,722,085	$8,582,088	$5,859,264	$3,065,245	8,924,509

Current liabilities	$4,741,399	$3,257,707	$7,999,106	$4,732,746	$3,373,479	8,106,225
Long term liabilities	-	355,609	355,609	-	504,104	504,104
Equity	1,118,604	(891,231)	227,373	1,126,518	(812,338)	314,180
Total liabilities and equity	$5,860,003	$2,722,085	$8,582,088	$5,859,264	$3,065,245	$8,924,509

Note 7. Subsequent Events

On October 31, 2013 the Company amended the Loan and Security Agreement with SVB to extend the maturity date of the line of credit to October 31, 2015. The financial and performance covenants of the line of credit have been updated, while the remaining material terms remain mostly unchanged.

During November 2013, warrants were exercised to purchase approximately 400,000 shares of the Company’s common stock at $2.00 per share, resulting in approximately $800,000 in proceeds to be received by the Company.

F-34

1,408,998

Shares of Common Stock

Prospectus

December 5, 2013

46